As filed with the Securities and Exchange Commission on July 9, 1997

                                                      Registration No. 333-29389

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                           ^ PRE-EFFECTIVE AMENDMENT
                                  ^  NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               WSB Holding Company
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)


      Pennsylvania                      6035              ^ 23-2908963

------------------------------    -------------------    -------------------
(State or other jurisdiction      (Primary SIC No.)      (I.R.S. Employer
of incorporation or                                      Identification No.)
organization)
                 807 Middle St., Pittsburgh, Pennsylvania 15212
                                 (412) 231-7297
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                              Mr. Robert Neudorfer
                      President and Chief Executive Officer
                               WSB Holding Company
                 807 Middle St., Pittsburgh, Pennsylvania 15212
                                 (412) 231-7297
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                             Gregory J. Rubis, Esq.
                            Felicia C. Battista, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

--------------------------------------------------------------------------------
Title of            Amount       Proposed          Proposed           Amount
Each Class of        to be        Maximum      Maximum Aggregate        of
Securities        Registered  Offering Price       Offering        Registration
To Be Registered                 Per Unit          Price(1)             Fee
--------------------------------------------------------------------------------
Common Stock,

$.10 Par Value    ^ 330,600       $10.00          $3,306,000        $1,001.82*

--------------------------------------------------------------------------------

(1)       Estimated solely for purposes of calculating the registration fee.
 *        Previously paid.

PROSPECTUS

Up to 287,500 Maximum Shares of Common Stock

                                                             WSB HOLDING COMPANY
                                                                  807 Middle St.
                                                  Pittsburgh, Pennsylvania 15212
                                                                  (412) 231-7297

================================================================================

         Workingmens Savings Bank, FSB is converting from the mutual form to the stock form of organization. As part of the conversion, Workingmens Savings Bank, FSB will become Workingmens Bank, a wholly owned subsidiary of WSB Holding Company. WSB Holding Company was formed in June 1997 and upon consummation of the conversion will own all of the shares of Workingmens Bank. The common stock of WSB Holding Company is being offered to the public in accordance with a Plan of Conversion. The Plan of Conversion must be approved by a majority of the votes eligible to be cast by members of Workingmens Savings Bank, FSB and by the Office of Thrift Supervision. No common stock will be sold if Workingmens Savings Bank, FSB does not receive these approvals and WSB Holding Company does not receive orders for at least the minimum number of shares.

================================================================================

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Workingmens Savings Bank, FSB to be between $2,125,000 to $2,875,000, which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, up to 330,600 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o        Price Per Share:                             $10

o        Number of Shares

         ^ Minimum/Maximum/Maximum, as adjusted:      212,500 to 287,500  to 330,600


o        Underwriting Commissions and Expenses

         ^ Minimum/Maximum/Maximum, as adjusted:      $280,000


o        Net Proceeds to WSB Holding Company

         ^ Minimum/Maximum/Maximum, as adjusted:      $1,845,000 to $2,595,000 to $3,026,000

o        Net Proceeds Per Share                       $8.68 to $9.03 to $9.15




Please refer to Risk Factors beginning on page 1 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                      For information on how to subscribe,
             call the Stock Information Center at (412) __________

                            TRIDENT SECURITIES, INC.

__________ ____, 1997

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Questions and Answers About the Stock Offering...................   (i)
Summary..........................................................   (iii)
Selected Financial and Other Data................................   (vi)
Risk Factors.....................................................   1
Proposed Purchases by Directors and Officers.....................   3
Use of Proceeds..................................................   4
Dividends........................................................   4
Market for the Common Stock......................................   5
Capitalization...................................................   6
Pro Forma Data...................................................   7
Historical and Pro Forma Capital Compliance......................   12
The Conversion...................................................   13
Consolidated Statements of Income of
  Workingmens Savings Bank, FSB..................................   25
Management's Discussion and Analysis of

  Financial Condition and Results of Operations..................   26
Business of WSB Holding Company..................................   ^ 37
Business of Workingmens Savings Bank, FSB........................   37
Regulation.......................................................   ^ 54
Taxation.........................................................   ^ 59
Management of WSB Holding Company................................   ^ 61
Management of Workingmens Savings Bank, FSB......................   ^ 61
Restrictions on Acquisitions of WSB Holding Company..............   ^ 66
Description of Capital Stock.....................................   69
Legal and Tax Matters............................................   ^ 71
Experts..........................................................   ^ 71
Registration Requirements........................................   71
Where You Can Find Additional Information........................   ^ 72
Index to Consolidated Financial Statements of
  Workingmens Savings Bank, FSB..................................   ^ 73




         This document contains forward-looking statements which involve risks and uncertainties. WSB Holding Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


Q:       ^ What is the Purpose of the Offering?

A: The offering means that you will have the chance to become a stockholder of our newly formed holding company, WSB Holding Company which will allow you to share in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities. As a stock savings institution operating through a holding company structure, we will have greater flexibility for investments.^


Q:       How do I purchase the stock?


A: You must complete and return the Stock Order Form to us together with your payment, on or before __________ ____, 1997. ^ If the stock is not all sold in the Subscription Offering, the stock offering may be extended until _______, 1997.


Q:       How much stock may I purchase?


A: The minimum purchase is 25 shares (or $250). The maximum purchase is 7,500 shares (or $75,000), for any individual person or persons ordering through a single account. ^ No person, ^ related person or persons acting ^ together, may purchase more than ^ the lesser of 12,500 shares or 5% of the amount of stock sold. We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, shares will be allocated based upon a formula. ^


Q:      What happens if there are not enough shares to fill all orders?


A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the Subscription Offering, the stock will be offered on a priority basis to the following persons:


         o Persons who had a deposit account of at least $50 with us on March 31, 1996. Any remaining shares will be offered to:

         o Tax Qualified Employee Plans, including the employee stock ownership plan of Workingmens Bank. Any remaining shares will be offered to:

         o Persons who had a deposit account of at least $50 with us on June 30, 1997. Any remaining shares will be offered to:


         o Other persons entitled to vote on the approval of the ^ conversion.


If the above persons do not subscribe for all of the shares, the remaining shares may be offered in a community offering with a preference to persons who reside in Allegheny County, Pennsylvania or through Trident Securities, Inc. ^ to certain persons in a public offering. We have the right to reject any stock order in the community offering or public offering.


--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------

Q: What particular factors should I consider when deciding whether to buy the stock?


A: Because of the small size of the offering, there is not expected to be an active market for the shares, which may make it difficult to resell any shares you may own. Also, before you decide to purchase stock, you should also read this Prospectus, including the Risk Factors section on pages 1-3 of this document.


Q: As a depositor or borrower member of Workingmens Savings Bank, FSB, what will happen if I do not purchase any stock?


A: You presently have voting rights while we are in the mutual form; however, once we convert, voting rights will be held by stockholders. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected. ^


Q: Who can help answer any other questions I may have about the stock offering?


A: In order to make an informed investment decision, you should read this entire document.^ In addition, you should contact:


                            Stock Information Center
                               WSB Holding Company
                                 5035 Curry Road
                            Pittsburgh, Pennsylvania
                                (412) __________


--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of Workingmens Savings Bank, FSB. References is this document to "we", "us", and "our" refer to Workingmens Savings Bank, FSB or Workingmens Bank after the ^ conversion. In certain instances where appropriate, "us" or "our" refers collectively to WSB Holding Company and Workingmens Savings Bank, FSB including Workingmens Bank. References in this document to "WSB" refers to WSB Holding Company


The Companies

                               WSB Holding Company
                                 807 Middle St.
                       Pittsburgh, Pennsylvania 37643-3378
                                 (412) 231-7297


         WSB Holding Company is not an operating company and has not engaged in any significant business to date. It was formed in June 1997 as a Pennsylvania-chartered corporation to be the holding company for Workingmens Savings Bank, FSB. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page ^ 36.


                          Workingmens Savings Bank, FSB
                                 807 Middle St.
                       Pittsburgh, Pennsylvania 37643-3378
                                 (412) 231-7297


         Workingmens Savings Bank, FSB began operations in 1881 under the name, "Workingmens Premium and Loan Association of Allegheny County." We are a community and customer oriented federal mutual savings bank. We provide financial services to individuals, families and small business. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At March 31, 1997 we had total assets of $33.1 million, deposits of $27.9 million, and total equity of $2.0 million. After the completion of the conversion, we will change our name to "Workingmens Bank." See pages ^ 37 to ^ 52.


The Stock Offering


         Between 212,500 and 287,500 shares of common stock are being offered at $10 per share. As a result of changes in market and financial conditions prior to completion of the ^ conversion or to fill the order of our employee stock ownership plan and subject to the Office of Thrift Supervision approval, the offering may be increased to 330,600 shares without further notice to you. In such event, you will not have the opportunity to change or cancel any stock order previously delivered to us.


Stock Purchases


         The shares of common stock will be offered on the basis of priorities. As a depositor or borrower member, you will receive subscription rights to purchase the shares. The shares will be offered first in a Subscription Offering and any remaining shares ^ may be offered in a Community Offering, Public Offering or Syndicated Public Offering. See pages ^ 16 to ^ 18.


--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------

Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.

The Offering Range and Determination of the Price Per Share


         The offering range is based on an independent appraisal of the ^ estimated market value of the common stock by Ferguson & Company, ^ an appraisal firm experienced in appraisals of savings institutions. Ferguson has estimated, that in its opinion as of June 6, 1997 the aggregate pro forma market value of the common stock ranged between $2,125,000 and $2,875,000 (with a mid-point of $2,500,000). The ^ estimated market value of the shares is our estimated market value after giving effect to the sale of shares in this offering.



         The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated prior to the consummation of the ^ conversion. If the ^ estimated market value of the ^ common stock is either below $2,125,000 or above $3,306,000, you will be notified and will have the opportunity to modify or cancel your order. See pages ^ 21 to ^ 22.


Termination of the Offering


         The Subscription Offering will terminate at 12:00 p.m., Eastern Time, on __________ ____, 1997. The Community Offering or Public Offering, if any, may terminate at any time without notice but no later than __________ ____, 1997, without approval by the OTS.


Benefits to Management from the Offering


         Our full-time employees will participate in the offering through individual purchases and purchases of stock by our employee stock ownership plan, which is a form of retirement plan. We also intend to implement a restricted stock plan and a stock option plan following completion of the ^ conversion, which ^ may benefit the President and other officers and directors. However, the restricted stock plan and stock option plan may not be adopted until after the ^ conversion and are subject to stockholder approval and compliance with OTS regulations. ^ Officers and directors may be granted common stock under a restricted stock plan without payment.


Use of the Proceeds Raised from the Sale of Common Stock


         WSB Holding Company will use ^ a portion of the net proceeds from the stock offerings to purchase all the common stock to be issued by us in the ^ conversion and to make a loan to our employee stock ownership plan to fund its purchase of stock in the ^ conversion. The balance of the funds will be retained as WSB Holding Company's initial capitalization. See page ^ 4.


--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

Dividends


         WSB does not expect to establish a cash dividend policy during the first year following the ^ conversion.


Market for the Common Stock


         Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market for the trading market will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. See page ^ 5.


Important Risks in Owning WSB Holding Company's Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 1-3 of this document.


--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA


         We are providing the following summary financial information about us for your benefit. This information is derived from our 1996 and 1995 audited financial statements as well as our unaudited period March 31, 1997, as shown below. The unaudited financial information at March 31, 1997 reflects all adjustments (consisting only of normal recurring adjustments) which are considered necessary to present fairly the financial information for such period. The following information is only a summary and you should read it in conjunction with our consolidated ^ financial statements and notes beginning on page F-1. The operating data for the nine month period ended March 31, 1997 is not necessarily indicative of the results to be expected for the full year.





Selected Financial and Other Data


                                                  At March 31,                    At June 30,
                                               ------------------   -------------------------
                                                      1997                1996                 1995
                                               ------------------   -----------------   -----------
                                                                 (Dollars in Thousands)
Total Amount of:

  Total assets..............................            ^ $33,139             $30,579              $28,282
  Loans receivable, net.....................               14,125              13,629               12,798
  Securities held-to maturity ..............               12,989              10,892                8,941
  Federal home loan bank advances...........                3,000                  --                   --
  Securities available for sale.............                2,758               3,318                1,402
  Deposits..................................               27,860              28,157               25,779
  Retained earnings.........................              ^ 2,001               2,091                2,101


Number of:
  Deposit accounts..........................                4,791               4,732                4,358
  Full service offices......................                    2                   2                    2


--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

Summary of Operations

                                               For the Nine Months Ended                For the Years Ended
                                                       March 31,                             June 30,
                                          -----------------------------------   ----------------------------------
                                                1997               1996              1996               1995
                                          ----------------   ----------------   ----------------  ----------------
                                                                       (In Thousands)
Interest and dividend income...........             $1,675             $1,528            $2,053             $1,805
Interest expense.......................                990                940             1,257              1,039
                                                     -----              -----             -----              -----
Net interest income....................                685                588               796                766
Provision for loan losses..............                128                 13                35                 19
                                                    ------              -----            ------             ------
Net interest income after

  provision for loan losses............                557                575               761                747
Noninterest income.....................               ^ 65                 65                82                114
Noninterest expense....................              ^ 804(1)             603               798                700
                                                   -------              -----             -----              -----
Income before income taxes.............              ^(182)                37                45                161
Income tax expense (benefit)...........               ^(88)                 6                10                 11
                                                   -------              -----             -----              -----
Net income (loss)......................           $   ^(94)            $   31           $    35            $   150
                                                   =======              =====            ======             ======


--------------------

(1) Includes a ^ one-time expense of $161 for the nine months ended March 31, 1997 for ^ our deposit insurance premium paid to the Federal Deposit Insurance Corporation.

Key Operating Ratios

                                                                At or For the                At and For the
                                                              Nine Months Ended                Years Ended
                                                                  March 31,                     June 30,
                                                        ----------------------------   ---------------------------
                                                           1997(1)        1996(1)          1996           1995
                                                        ------------   -------------   ----------     ------------
Performance Ratios:
Return on average assets

  (net income divided by average total assets).......       ^(0.39)%           0.14%          0.12%          0.55%
Return on average equity
  (net income divided by average equity).............        ^(6.12)            1.96           1.65           7.42
Ratio of average equity to average total assets
  (average equity divided by average total assets)...         ^ 6.42            7.12           7.12           7.48
Equity to assets at period end.......................         ^ 6.04            6.82           6.84           7.43

 Interest rate spread................................           2.92            2.57           2.59           2.61
Net interest margin..................................           3.02            2.78           2.81           2.90
Average interest-earning assets to average
  interest-bearing liabilities.......................         102.43          104.71         104.98         107.20
Net interest income after provision for loan losses,

  to total noninterest expense.......................        ^ 69.27           95.20          95.38         106.77


Asset Quality Ratios:
Non-performing loans to total assets.................           2.34            2.31           2.38           2.55
Non-performing assets to total assets................           2.34            2.31           2.38           2.91
Non-performing loans to total loans..................           5.42            5.30           5.30           5.60
Allowance for loan losses to total loans
  at end of period...................................           1.40            0.48           0.55           0.69
Allowance for loan losses to non-performing
  loans..............................................          25.86            8.97          10.41          12.33

-----------------
(1) Ratios for nine month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year.

--------------------------------------------------------------------------------

                                      (vii)

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.


Asset Quality

         At March 31, 1997, we had loans totalling $769,000 in our loan portfolio that were classified as nonperforming loans, on which we are receiving no interest. Of this amount, payment of $736,000 was due from one borrower on June 30, 1997 and was not received. This borrower held 16 individual loans, that ranged from $30,000 to $100,000, and were secured by one- to four-family residences in the city of Pittsburgh. Subsequent to June 30, 1997, this borrower declared bankruptcy. The bankruptcy proceeding might delay foreclosure proceedings for a prolonged period of time. If so, we will lose the ability to use any monies that we might receive from the sale of these properties and there is no guarantee that the value of these properties will be maintained or that the value of the properties received from foreclosure will be sufficient to pay the amounts outstanding on these loans. While we believe our loan loss allowance is adequate, there can be no assurance that our allowance for loan loss will be adequate to cover significant losses that we might incur in the future. Also, risks associated with these loans and losses incurred on these loans might result in higher provisions for loan losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Nine Months Ended March 31, 1997 and 1996 -- Provision for Loan Losses."


Lack of Active Market for Common Stock

         Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment


         Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage ^ loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and ^ borrowings). All of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed ^ rate") and are originated with terms of 15 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed ^ rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."


         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

^

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion


         As a result of the ^ conversion, our equity will increase substantially. Our expenses also will increase because of the costs associated with our employee stock ownership plan, restricted stock ownership plan, and the costs of being a public company. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. A lower return on equity could reduce the trading price of our shares. At June 30, 1996 and 1995, our return on average equity was 1.65% and 7.42%, respectively. Because of our one-time special assessment expense for deposit insurance and our increased pension expense, our return on average equity was reduced to a negative 6.12% at March 31, 1997. See "Use of Proceeds."


Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control


         Provisions in WSB's articles of incorporation and bylaws, the general corporation law of the Commonwealth of Pennsylvania, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which ^ is opposed by our management and the board of directors. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of WSB more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of WSB's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and supermajority provisions for the approval of certain business combinations.

See "Restrictions on Acquisitions of WSB Holding Company"

Possible Voting Control by Directors and Officers


         The proposed purchases of the common stock by our directors, officers and employee stock ownership plan, as well as the potential acquisition of the common stock through the stock option plan and restricted stock plan, could make it difficult to obtain majority support for stockholder proposals which are opposed by ^ our management and board of directors. Based upon the midpoint of the estimated valuation range, our officers and directors intend to purchase approximately 31% of the common shares offered in the conversion. In addition, the voting of those shares could ^ block the approval of transactions (i.e., business combinations and amendment to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the WSB's articles of incorporation. See "Proposed Purchases by Directors and Officers," "Management of Workingmens Savings Bank, FSB -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisitions of WSB Holding Company."


Possible Dilutive Effect of RSP and Stock Options


         If the ^ conversion is completed and shareholders approve the restricted stock plan and stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the restricted stock plan and stock options are issued from our authorized but unissued stock, your ownership percentage could be cumulatively diluted by up to approximately 12.3% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Workingmens Savings Bank, FSB -- Proposed Future Stock Benefit Plans," and "-- Restricted Stock Plan."

Financial Institution Regulation and Future of the Thrift Industry


         We are subject to extensive regulation, supervision, and examination by the OTS and FDIC. Bills have been introduced ^ in Congress that could consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and require the Bank to adopt a commercial ^ charter. If we become a commercial bank, our investment authority and the ability of WSB to engage in diversified activities may be limited, which could affect our value and profitability. See "Regulation."


Restrictions on Repurchase of Shares


         Generally, during the first year following the ^ conversion, WSB may not repurchase its shares. During each of the second and third years following the ^ conversion, WSB may repurchase up to 5% of its outstanding shares. During those periods, if we decide that additional repurchases would be a good use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Stock."



                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS


         The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the ^ conversion. Shares purchased by officers and directors in the conversion may not be sold for at least one year . The table assumes that 250,000 shares (the midpoint of the estimated valuation range, "EVR") of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. However, officers and directors and their associates may not buy more than 35% of the total amount of shares sold in the ^ conversion.

                                                                                              Aggregate
                                                                       Total                   Price of             Percent
                                                                       Shares                   Shares             of Shares
    Name                              Position                       Purchased(1)            Purchased(1)         Purchased(1)
------------------------           --------------                    ------------            ------------         ------------

^ Joseph J. Manfred                Chairman and
                                   Director                               ^ 7,500                $ 75,000                 3.0%

Robert Neudorfer                   President and

                                   Director                                12,500                 125,000                 5.0% ^

Stanford H. Rosenberg              Vice-President and

                                   Director                                12,500                 125,000                 5.0%

Johanna C. Guehl                   Secretary and
                                   Director                                12,500                 125,000                 5.0%
John P. Mueller                    Director                                12,500                 125,000                 5.0%
John T. Ringland                    Director                               12,500                 125,000                 5.0%
Ronald W. Moreschi                 Vice-President and
                                   Treasurer                                7,500                  75,000                 3.0%
                                                                           ------                 -------                ----
                                                                           77,500                $775,000                31.0%
                                                                           ======                 =======                ====


 ^

--------------------

(1) Does not include shares purchased by the ^ employee stock ownership plan (the "ESOP").

                                 USE OF PROCEEDS


         ^ The amount of proceeds from the sale of the common stock in the conversion will depend upon the total number of shares actually sold, and the actual expenses of the conversion. As a result, the actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Based on the sale of 250,000 shares of common stock (the midpoint of the estimated valuation range), the net proceeds from the ^ sale of the common stock are estimated to be approximately $2,220,000. WSB has received OTS approval to purchase all of the capital stock ^ of Workingmens Bank to be issued in the conversion in exchange for the amount necessary to increase the Workingmens Bank tangible regulatory capital ratio to 10%. The remaining net proceeds will be retained by WSB. Based on the foregoing assumption, and the purchase of 8% of the shares to be issued in the conversion by the ESOP, it is anticipated that the Workingmens Bank would receive $1,744,000 in cash and the WSB would retain $276,000 in cash and $200,000 in the form of a note payable from the ESOP.

         Although there are no current plans, the net proceeds subsequently may be used to diversify activities. The net proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for a restricted stock plan (the RSP) which is anticipated to be adopted following the ^ conversion. See "Pro Forma Data."

         The funds we ^ receive from the sale of our capital stock to WSB will be added to our general funds and be used for general corporate purposes including: (i) investment in mortgages and other loans, (ii) investment in U.S. Government and federal agency securities, (iii) investment in mortgage-backed securities, (iv) funding loan commitments or (v) repaying FHLB advances. However, initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds into higher yielding loans. The funds added to our capital will further strengthen our capital position.

^
         The net proceeds may vary because the total expenses of the ^ conversion may be more or less than those estimated. We expect our estimated expenses to be $280,000. Our estimated net proceeds will range from $1,845,000 to $2,595,000 (or up to $3,026,000 ^ in the event the maximum of the estimated valuation range is increased to $3,306,000). See "Pro Forma Data." The net proceeds will also vary if expenses are different or if the number of shares to be issued in the ^ conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.


                                    DIVIDENDS


         Upon ^ conversion, WSB's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. WSB does not expect to establish a cash dividend policy during the first year after the ^ conversion. Declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by WSB in the ^ conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation.

For a period of one year following the completion of the ^ conversion, we ^ do not expect to pay any dividends that would be ^ treated for tax purposes as a return of capital nor take any actions to pursue or propose such dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Savers and Borrowers of Workingmens Savings Bank, FSB -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."


         WSB is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be dependent in part upon the receipt of dividends from us. WSB is subject, however, to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not affect the ability of WSB, after the dividend has been distributed, to pay its debts in the ordinary course of business.


         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to WSB without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note J to ^ our consolidated financial statements. WSB does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.



                           MARKET FOR THE COMMON STOCK


         As a newly organized company, WSB has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident ^ is expected to make a market in the common stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident ^ will not be subject to any obligation with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets of the National Quotation Bureau, Inc.


         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

         The following table presents, as of March 31, 1997, our historical capitalization and the consolidated capitalization of WSB after giving effect to the ^ conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                                                   Pro Forma Consolidated Capitalization
                                                                                         Based on the Sale of (2)(3)
                                                                    ----------------------------------------------------------------
                                                     Historical       212,500            250,000            287,500        330,600
                                                   Capitalization    Shares at          Shares at          Shares at      Shares At
                                                    at March 31,       $10.00             $10.00            $10.00          $10.00
                                                        1997         Per Share          Per Share          Per Share      Per Share
                                                       ------        ---------          ---------          ---------      ---------
                                                                                   (In Thousands)
Deposits(1) ..................................         $27,860        $27,860            $27,860           $27,860         $27,860
Other Borrowings..............................           3,000          3,000              3,000             3,000           3,000
                                                       -------        -------            -------           -------         -------
  Total deposits and other borrowings.........         $30,860        $30,860            $30,860           $30,860         $30,860
                                                        ======         ======             ======            ======          ======
Stockholders' Equity:
 Preferred Stock, $.10 par value per share,
   1,000,000 shares authorized; none to be
   issued.....................................        $      -       $      -           $      -          $      -        $      -
 Common Stock, $.10 par value, 4,000,000
   shares authorized; total shares to be
   issued as reflected........................               -             21                 25                29              33
Additional paid in capital....................               -          1,824              2,195             2,566           2,994

  ^ Retained earnings(4)......................           2,001          2,001              2,001             2,001           2,001
Less:

  Common Stock acquired by ESOP...............               -          (170)              (200)             (230)           (265)
  Common Stock acquired by RSP................               -           (85)              (100)             (115)           (132)
                                                        ------        ------             ------            ------           -----

 Total stockholders' equity...................       $ ^ 2,001      $ ^ 3,591          $ ^ 3,921         $ ^ 4,251       $ ^ 4,631
                                                      ========       ========           ========          ========        ========

---------------------
(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.

(2) Does not reflect the increase in the number of shares of common stock after the ^conversion in the event of implementation of the Option Plan or RSP. See "Management of Workingmens Savings Bank, FSB - Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the ^ conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the ^ conversion. It is assumed on a pro forma basis that the RSP will be adopted by the board of directors, approved by stockholders of WSB, and reviewed by the OTS. It is assumed that the RSP will purchase common stock in the open market within one year of the ^ conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of:
         (a) results of operations after the ^ conversion, (b) changing market prices of shares of common stock after the ^ conversion, or (c) a smaller than 4% or 8% purchase by the RSP or ESOP, respectively. Assumes that the funds used to acquire the ESOP shares will be borrowed from WSB for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of Workingmens Savings Bank, FSB - Proposed Future Stock Benefit Plans - Restricted Stock Plan."
(4) The equity of the Bank will be substantially restricted after the ^ conversion. See "Dividends," "Regulation Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of Workingmens Savings Bank, FSB
         - Liquidation Account" and Note R to the Consolidated Financial Statements.

                                 PRO FORMA DATA


 The actual net proceeds from the sale of the common stock cannot be determined until the ^ conversion is completed. However, net proceeds are currently estimated to be between $1.8 million and $3.0 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP and ^ 77,500 shares will be sold to officers, directors, and members of their immediate families; (ii) Trident will have received sales fees ^ including expenses of $85,000; (iii) no shares will be sold in a Public Offering; (iv) other ^ conversion expenses, excluding the sales fees paid to Trident, will be $195,000; and (v) 4% of the shares will be sold to the RSP. Because management of the Savings Bank presently intends to adopt the RSP within the first year following the ^ conversion, a purchase by the RSP in the ^ conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the ^ conversion. The pro forma presentation does not show the effect of: (a) results of operations after the ^ conversion, (b) changing market prices of the shares after the ^ conversion, (c) less than a 4% purchase by the RSP, or (d) dilutive effects of newly issued shares under the restricted stock plan and the stock option plan (see footnotes 2 and 3).

 The following table sets forth, our historical net earnings and stockholders' equity prior to the ^ conversion and the pro forma consolidated net earnings and stockholders' equity of WSB following the ^ conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the nine months ended March 31, 1997 and fiscal year ended June 30, 1996 as if the common stock to be issued in the ^ conversion had been sold at July 1, 1996 and July 1, 1995, and the estimated net proceeds had been invested at 6%, respectively for the fiscal year ended June 30, 1996 and the nine months ended March 31, 1997, which was approximately equal to the one-year U.S. Treasury bill rate at March 31, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 33% has been assumed for the respective periods, resulting in an after tax yield of 4.02% for the nine months ended March 31, 1997 and the fiscal year ended June 30, 1996. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 212,500 shares (minimum of EVR) shares, 250,000 (midpoint of EVR), 287,500 shares (maximum of EVR) or 330,600 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," ^ a portion of the net ^ proceeds^ that WSB will receive will be loaned to the ESOP to fund its anticipated purchase of 8% of shares issued in the ^ conversion. It is assumed that the yield on the net proceeds of the ^ conversion retained by WSB will be the same as the yield on the net proceeds of the ^ conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.


 The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Savers and Borrowers of Workingmens Savings Bank, FSB -- Liquidation Account" and Note R to the Consolidated Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Conversion."

                                                                            At or For the Nine Months Ended March 31, 1997
                                                            --------------------------------------------------------------
                                                                 212,500                250,000          287,500         330,600
                                                                Shares at              Shares at        Shares at       Shares at
                                                                  $10.00                $10.00            $10.00          $10.00
                                                                per share              per share        per share       per share
                                                                ---------              ---------        ---------       ---------
                                                                        (Dollars in Thousands, except per share amounts)
Gross proceeds...........................................    $      2,125             $   2,500         $   2,875       $   3,306
Less estimated offering expenses.........................            (280)                 (280)             (280)           (280)
                                                                ---------             ---------         ---------       ---------
  Estimated net proceeds.................................           1,845                 2,220             2,595           3,026
  Less: ESOP funded by the Company.......................            (170)                 (200)             (230)           (265)
          RSP funded by the Company......................             (85)                 (100)             (115)           (132)
                                                               ----------             ---------         ---------       ---------
  Estimated investable net proceeds:.....................    $      1,590             $   1,920         $   2,250       $   2,630
                                                                 ========              ========          ========        ========

 Net ^ loss:
  Historical net ^ loss..................................    $       ^(94)           $     ^(94)      $      ^(94)     $     ^(94)
  Pro forma earnings on investable net proceeds..........              48                    58                68              79
  Pro forma ESOP adjustment(1)...........................              (9)                  (10)              (12)            (13)
  Pro forma RSP adjustment(2)............................              (9)                  (10)              (12)            (13)
                                                                ---------             ---------         ---------       ---------
 .. Total.................................................    $       ^(63)           $     ^(56)      $      ^(49)    $      ^(41)
                                                               ==========             =========        ==========      ==========
Net ^ loss per share:
  Historical net ^ loss per share........................    $     ^(0.48)           $   ^(0.41)     $     ^(0.35)    $    ^(0.31)

  Pro forma earnings on net proceeds.....................            0.24                  0.25              0.25            0.26
  Pro forma ESOP adjustment(1)...........................           (0.04)                (0.04)            (0.04)          (0.04)
  Pro forma RSP adjustment(2)............................           (0.04)                (0.04)            (0.04)          (0.04)
                                                                ---------             ---------         ---------       ---------

 ..Total(5)...............................................    $     ^(0.32)          $    ^(0.24)      $    ^(0.18)    $    ^(0.13)
                                                               ==========            ==========        ==========      ==========

Stockholders' equity:(3)

  Historical.............................................    $    ^ 2,001          $    ^ 2,001      $    ^ 2,001    $    ^ 2,001

  Estimated net proceeds.................................           1,845                 2,220             2,595           3,026
  Less: Common stock acquired by ESOP(1).................            (170)                 (200)             (230)           (265)

 ..      Common stock acquired by RSP(2)..................             (85)                 (100)             (115)           (132)
                                                                ---------             ---------         ---------       ---------
 ..Total..................................................    $   ^  3,591          $    ^ 3,921      $    ^ 4,251    $    ^ 4,631
                                                              ===========            ==========        ==========      ==========

Stockholders' equity per share:(3)

  Historical.............................................    $     ^ 9.42          $     ^ 8.00      $     ^ 6.96    $     ^ 6.05

  Estimated net proceeds.................................            8.68                  8.88              9.03            9.15
  Less: Common stock acquired by ESOP(1).................           (0.80)                (0.80)            (0.80)          (0.80)

 ..      Common stock acquired by RSP(2)..................           (0.40)                (0.40)            (0.40)          (0.40)
                                                                 --------              --------          --------        --------
 ..Total..................................................     $   ^ 16.90          $    ^ 15.68      $    ^ 14.79     $   ^ 14.01
                                                               ==========            ==========        ==========      ==========

Offering price as a percentage of pro forma stockholders'

  equity per share(4)....................................          ^ 59.2%               ^ 63.8%           ^ 67.6%         ^ 71.4%
                                                              ===========           ===========       ===========     ===========
Ratio of offering price to pro forma earnings per share(5)           ^ NM*                   NM*               NM*             NM*
                                                               ==========               =======           =======         =======

*  Not Meaningful                                (footnotes on following pages)



                                                                              At or For the Year Ended June 30, 1996
                                                                ---------------------------------------------------------
                                                                  212,500              250,000           287,500         330,600
                                                                 Shares at            Shares at         Shares at       Shares at
                                                                   $10.00               $10.00            $10.00          $10.00
                                                                 per share            per share         per share       per share
                                                                 ---------            ---------         ---------       ---------
                                                                          (Dollars in Thousands, except per share amounts)
Gross proceeds.............................................      $   2,125            $   2,500         $   2,875       $   3,306
Less estimated offering expenses...........................           (280)                (280)             (280)           (280)
                                                                 ---------            ---------         ---------       ---------
  Estimated net proceeds...................................          1,845                2,220             2,595           3,026
  Less: ESOP funded by the Company.........................           (170)                (200)             (230)           (265)
          RSP funded by the Company........................            (85)                (100)             (115)           (132)
                                                                 ---------            ---------         ---------       ---------
  Estimated investable net proceeds:.......................      $   1,590            $   1,920         $   2,250       $   2,630
                                                                  ========             ========          ========        ========

Net income:
  Historical net income....................................      $      35            $      35         $      35       $      35
  Pro forma earnings on investable net proceeds............             64                   77                90             106
  Pro forma ESOP adjustment(1).............................            (11)                 (13)              (15)            (18)
  Pro forma RSP adjustment(2)..............................            (11)                 (13)              (15)            (18)
                                                                  --------            ---------         ---------       ---------
 ..Total....................................................      $      76           $       85        $       95      $      105
                                                                  ========            =========         =========       =========

Net income per share:
  Historical net income per share..........................      $    0.18           $     0.15        $     0.13      $     0.11
  Pro forma earnings on net proceeds.......................           0.32                 0.33              0.34            0.34
  Pro forma ESOP adjustment(1).............................          (0.06)               (0.06)            (0.06)          (0.06)
  Pro forma RSP adjustment(2)..............................          (0.06)               (0.06)            (0.06)          (0.06)
                                                                   -------            ---------         ---------       ---------
 ..Total(5).................................................      $    0.39           $     0.37        $     0.35      $     0.34
                                                                  ========            =========         =========       =========
 Stockholders' equity:(3)
  Historical...............................................      $   2,091           $    2,091        $    2,091      $    2,091
  Estimated net proceeds...................................          1,845                2,220             2,595           3,026
  Less: Common stock acquired by ESOP(1)...................           (170)                (200)             (230)           (265)
 ..      Common stock acquired by RSP(2)....................            (85)                (100)             (115)           (132)
                                                                  --------            ---------         ---------       ---------
 ..Total....................................................      $   3,681            $   4,011         $   4,341       $   4,721
                                                                  ========             ========          ========        ========

Stockholders' equity per share:(3)
  Historical...............................................      $    9.84           $     8.36         $    7.27       $    6.32
  Estimated net proceeds...................................           8.68                 8.88              9.03            9.15
  Less: Common stock acquired by ESOP(1)...................          (0.80)               (0.80)            (0.80)          (0.80)
 ..      Common stock acquired by RSP(2)....................          (0.40)               (0.40)            (0.40)          (0.40)
                                                                  --------             --------          --------        --------
 ..Total....................................................      $   17.32            $   16.04         $   15.10       $   14.28
                                                                  ========             ========          ========        ========

Offering price as a percentage of pro forma stockholders'
  equity per share(4)......................................           57.7%                62.3%             66.2%           70.0%
                                                                 =========            =========         =========       =========
Ratio of offering price to pro forma earnings per share(5).           25.6x                27.0x             28.6x           29.4x
                                                                  = ======              =======           =======         =======



                                                  (footnotes on following page)

--------------------

(1) Assumes 8% of the shares sold in the ^ conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from WSB. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 1,700, 2,000, 2,300, and 2,645 shares at the minimum, mid-point, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended June 30, 1996 and the nine months ended March 31, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 33% for such periods; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because WSB will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the ^ conversion were committed to be released during the period ended March 31, 1997 and June 30, 1996. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at March 31, 1997 and June 30, 1996, earnings per share would have been ^ $(.30), $(.22), $(.17) and $(.12), and $.35, $.34, $.33, and $.32, ^ for the period ended March 31, 1997 and June 30, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of Workingmens Savings Bank, FSB - Other Benefits - Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 8,500, 10,000, 11,500, and 13,224 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by WSB following the ^ conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of ^ conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the ^ conversion. If the shares to be purchased by the RSP are assumed at July 1, 1996 and July 1, 1995, to be newly issued shares purchased from WSB by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been ^ $16.24, $15.08, $14.22, and $13.47, and $16.65, $15.43, $14.52, and
         $13.73 at March 31, 1997 and June 30, 1996, respectively, and pro forma earnings per share would have been ^ $(.24), $(.18), $(.12), and (.08), and $.39, ^ $.38, $.37, and $.36, for the nine months ended March 31, 1997, and the year ended June 30, 1996, respectively. As a result of the RSP, stockholders' ownership interests ^ could be diluted by up to approximately 3.9%. See "Management of Workingmens Savings Bank, FSB - Proposed Future Stock Benefit Plans - Restricted Stock Plan."


(3) Assumes that following the consummation of the ^ conversion, WSB will adopt the Option Plan, which if implemented within one year of ^ conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of WSB stockholders to be held no earlier than six months after the ^ conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the ^ conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were ^ newly issued rather than purchased in the open market, the ownership interests of existing stockholders ^ could be diluted by up to approximately 9.1%. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to 233,750, 275,000, 316,250, and 363,660, respectively, pro forma stockholders' equity per share would have been ^ $16.25, $15.16, $14.36, and $13.63 and $16.66, $15.49,
         $14.64, and $13.89 at March 31, 1997 and June 30, 1996, respectively, and pro forma earnings per share would have been ^ $(.23), $(.17), $(.12), and $.08), and $.36, $.35, $.34, and $.32, respectively.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the over its liabilities. The calculations are based upon the number of shares issued in the ^ conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the ^ conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the ^ conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the ^ conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 15,300, 18,000, 20,700, and 23,803 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 1,700, 2,000, 2,300, and 2,645 shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. See
        Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

 .. The following table presents our historical and pro forma capital position relative to our capital requirements as of March 31, 1997. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Savings Institution Regulation Regulatory Capital Requirements."



                                                                           Pro Forma(1)
                                              --------------------------------------------------------------------------------------
                                                 $2,125,000            $2,500,000             $2,875,000             $3,306,000
                           Historical             Minimum                Midpoint               Maximum         Maximum, as adjusted
                                   Percent              Percent                 Percent              Percent              Percent
                       Amount    of Assets(2) Amount  of Assets(2)  Amount    of Assets(2)  Amount of Assets(2)  Amount of Assets(2)
                       ------    ---------    ------  ---------     ------    ---------     ------ ---------     ------   ---------
                                                                   (Dollars in Thousands)


GAAP Capital........ ^ $2,001         6.04%   $3,442       9.91%    $3,445         9.90%    $3,448     9.90%       $3,452      9.90%
                        =====        =====     =====      =====      =====        =====      =====    =====         =====     =====

Tangible Capital.... ^ $2,038         6.14%   $3,479      10.00%    $3,482        10.00%    $3,485    10.00%       $3,489     10.00%
 Tangible
   Capital
   Requirement......    ^ 498         1.50     ^ 522       1.50      ^ 522         1.50      ^ 523     1.50         ^ 523      1.50
                      -------         -----  -------       -----   -------         -----   -------     -----      -------      -----
Excess.............. ^ $1,540         4.64%   $2,957       8.50%    $2,960         8.50%    $2,962     8.50%       $2,966      8.50%
                        =====        =====     =====      =====      =====        =====      =====    =====         =====     =====

Core Capital ^(3)...   $2,038         6.14%   $3,479      10.00%    $3,482        10.00%    $3,485    10.00%      $^3,489     10.00%
Core Capital
  ^Requirement(4)...      995         3.00   ^ 1,044       3.00    ^ 1,045         3.00    ^ 1,046     3.00       ^ 1,047      3.00
                        -----         -----  -------       -----   -------         -----   -------     -----      -------      -----
Excess.............. ^ $1,043         3.14%   $2,435       7.00%    $2,437         7.00%    $2,439     7.00%       $2,442      7.00%
                        =====        =====     =====      =====      =====        =====      =====    =====         =====     =====

Total Risk-
  Based Capital(4).. ^ $2,210        16.09%   $3,651      25.97%    $3,654        25.98%    $3,657    25.99%       $3,661     26.00%
Risk-Based Capital
  Requirement.......    1,099         8.00   ^ 1,125       8.00    ^ 1,125         8.00    ^ 1,126     8.00       ^ 1,126      8.00
                        -----         -----  -------       -----   -------         -----   -------     -----      -------      -----
 Excess.............   $1,130       ^ 8.09%   $2,526      17.97%    $2,529        17.98%    $2,531    17.99%       $2,535     18.00%
                        =====      =======     =====      =====      =====        =====      =====    =====         =====     =====





--------------------

(1) ^Assumes WSB will purchase all of the capital stock of Workingmens Bank in exchange for the amount necessary to increase Workingmens Bank tangible regulatory capital to 10%.

(2)      GAAP, adjusted, or risk-weighted assets as appropriate.
(3) The unrealized loss on securities available for sale of $37,000 has been added to GAAP Capital to arrive at our Tangible and Core Capital.
(4) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements." Our Risk-Based Capital includes our Tangible Capital plus $172,000 of our allowance for loan losses. Our Risk- weighted assets as of March 31, 1997 totaled approximately $13.7 million. Net proceeds available for investment by us are assumed to be invested in interest earning assets that have a 20% risk-weighting.

                                 THE CONVERSION

         Our board of directors and the OTS have approved the Plan subject to the Plan's approval by our members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General


         On May 19, 1997, our board of directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of WSB. The ^ conversion will include adoption of the proposed Federal Stock charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to WSB and the common stock of WSB is being offered to our eligible depositors and members and then to the public. The ^ conversion will be accounted for at historical cost in a manner similar to a pooling of interests.

         The OTS has approved WSB's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the ^ conversion. Pursuant to such OTS approval, WSB plans to retain 50% of the net proceeds from the sale of shares of its common stock and to use the remaining 50% to purchase all of the common stock we will issue in the ^ conversion. However, if additional benefit plans, such as the RSP, are adopted within one year and our tangible capital is not equal to or greater than 10% of total assets at ^ that time, WSB will provide additional capital to us so that tangible capital equals 10% of total assets to comply with OTS rules requiring such capital prior to the implementation of the RSP. See "Use of Proceeds."

         The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, shares of common stock may be offered in a Community Offering or Public Offering. The Community Offering or Public Offering, if any, may commence anytime subsequent to the commencement of the Subscription Offering. Shares not subscribed for in the Subscription, Community and Public Offerings may be offered for sale by WSB in a Syndicated Public Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the Community, Public and Syndicated Public Offering. See "-- Public Offering."

         Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the ^ conversion to become effective. The Community Offering, Public Offering or Syndicated Public Offering must be completed within 45 days after the last day of the Subscription Offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the ^ conversion must be completed within 24 months after the date of the approval of the Plan by our members.

         In the event that we are unable to complete the sale of common stock and effect the ^ conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the EVR of the shares must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the ^ conversion cannot be completed within the requisite period, we may not be permitted to complete the ^ conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the ^ conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members.
         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the sale of shares being offered in the ^ conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon ^ conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the ^ conversion is terminated, we will charge all ^ conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.


Effects of Conversion to Stock Form on Depositors and Borrowers of Workingmens Savings Bank, FSB

         Voting Rights. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the ^ conversion, all voting rights will be held solely by stockholders.

         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the ^ conversion. Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the ^ conversion.

         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the ^ conversion. The opinion has been filed as an exhibit to the registration statement of which this Prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the ^ conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed ^ conversion;
(ii) no gain or loss will be recognized by us upon the receipt of money from WSB for our stock, and no gain or loss will be recognized by WSB upon the receipt of money for the shares; (iii) our assets will have the same basis before and after the ^ conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights; (vii) the basis of each account holder's savings accounts after the ^ conversion will be the same as the basis of his savings accounts prior to the ^ conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero;
(ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us as of the date of ^ conversion; (xi) immediately after ^ conversion, we will succeed to the bad debt reserve accounts ^ previously held by us, and the bad debt reserves will have the same character in our hands after ^ conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on our taxable income.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed ^ conversion. We have received an opinion of Ferguson which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C. that the ^ conversion will be treated for Pennsylvania state tax purposes similar to the ^ conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this Prospectus is a part and covers those state tax matters that are material to the transaction.


         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and Ferguson have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.


         Upon a complete liquidation after the ^ conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the ^ conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after ^ conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, March 31, 1996. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, June 30, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (June 30) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.


         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering


         Non-transferable subscription rights to purchase shares of the common stock have been granted to ^ persons and entities entitled to purchase shares in the Subscription Offering under the Plan. If the Community Offering, Public Offering or Syndicated Public Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:
Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on March 31, 1996. Each Eligible Account Holder will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 7,500 shares ($75,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If such allocation results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a ^ person(s) with a ^ qualifying deposit as of the ^ eligibility record date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding March 31, 1996, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."


Category 2: Tax-Qualified Employee Benefit Plans (Second Priority). Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the ^ conversion. The ESOP is an Employee Plan.

         The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering result in the issuance of shares above the maximum of the EVR (i.e., more than 287,500 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the common stock issued in the ^ conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the ^ conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

Category 3: Supplemental Eligible Account Holders (Third Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on June 30, 1997. Each Supplemental Eligible Account Holder who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 7,500 shares ($75,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the allocation made in this paragraph results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."


         The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares.


Category 4: Other Members (Fourth Priority). Other Members are persons who have a deposit account of at least $50 on the voting record date of our special meeting and certain borrowers whose loans were outstanding as of January 31, 1993 and continue to be outstanding, on the voting record date of our special meeting. Each Other Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 7,500 shares ($75,000) to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled on the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."

         Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.


         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the ^ conversion.


         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

         Expiration Date. The Subscription Offering will expire at 12:00 p.m., Eastern Time, on __________ ____, 1997, (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.


Community or Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, we may offer shares, in a Community offering, with a preference to persons who reside in Allegheny County, Pennsylvania or to selected persons in a Public Offering on a best-efforts basis through Trident in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Community Offering or Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. Common Stock sold in the Community Offering or Public Offering will be sold at the same price as all other shares in the Subscription Offering. We have the right to reject any orders in the Community Offering or Public Offering.

         No person^ will be permitted to purchase more than ^ 7,500 shares or ^ $75,000 of Common Stock in the Community Offering or Public Offering. However, no ^ person, related person or persons acting together, may purchase more than the lesser of 12,500 shares or 5% of the amount of stock sold. To order Common Stock in connection with the Community Offering or Public Offering, if held, an executed stock order and account withdrawal authorization (if applicable) must be received ^ prior to the termination of the Community Offering or Public Offering. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Trident will forward ^ funds for any order in a Community Offering or Public Offering to the Bank to be deposited in a subscription escrow account.

         The date by which orders must be received in the Community Offering or Public Offering ^("Community Offering or Public Offering Expiration Date") will be set by us at the time of commencement of the Community Offering or Public Offering; provided however, if the Offering are extended beyond __________ ____, 1997, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the Community Offering or Public Offering will be promptly returned with interest unless ^ the subscriber affirmatively indicates otherwise.

         If an order in the Community Offering or Public Offering is accepted, promptly after the completion of the ^ conversion, a certificate for the appropriate amount of shares will be forwarded to Trident as nominee for the beneficial owner. In the event that an order is not accepted ^ in the Community Offering or Public Offering or the conversion is not consummated, ^ Workingmens Bank will promptly refund with interest the funds received to Trident which will then return the funds to purchaser's accounts. If the aggregate pro forma market value of the Workingmens Bank, as converted, is less than $2,125,000 or more than $3,306,000 ^, each purchaser will have the right to modify or rescind his order. The Plan also permits Trident to conduct a Syndicated Public Offering, which is not expected to occur. If a Syndicated Public Offering does occur, it will be on the same terms as the Community Offering and the Public Offering.


Ordering and Receiving Shares


         Use of Order Forms. Rights to subscribe in the Subscription Offering or purchase stock in the Community Offering or Public Offering (if any) may only be exercised by completion of an original order form. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the ^ conversion is not completed within 45 days of the Expiration Date.


         In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us or (iv) by an IRA not held by us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the ^ conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the ^ conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the ^ conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the ^ conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the ^ offering, must contact the Stock Information Center no later than __________ ____, 1997.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or WSB for the purchase of the shares during the Subscription Offering and by making payment for shares on the date of completion of the ^ conversion.

         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the ^ conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the ^ conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the ^ conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.


Plan of Distribution


         Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our main office. Our officers may be available to answer questions about the ^ conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the ^ conversion or its termination.

Marketing Arrangements

         Trident has been engaged as our financial advisor in connection with the offering. Trident has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. Trident will receive $85,000 which includes payment for out-of-pocket and legal expenses. Also, we have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement among Trident and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.


         The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our branch office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident will be working at, and supervising the operation of, the Stock Information Center. Trident will assist us in responding to questions regarding the ^ conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Trident with clerical matters and to answer questions related solely to our business.


Stock Pricing

         Ferguson, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process has been retained by us to prepare an appraisal of our estimated pro forma market value. Ferguson will receive a fee of $14,000 for preparing the appraisal and its assistance in connection with the preparation of a business plan and will be reimbursed up to $3,500 for reasonable out-of-pocket expenses. We have agreed to indemnify Ferguson under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Ferguson.

         The appraisal was prepared by Ferguson in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the state of Pennsylvania which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Ferguson has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.


         On the basis of the above, Ferguson has determined, in its opinion, that as of June 6, 1997 our estimated aggregate pro forma market value was $2,500,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Ferguson has established a range of value from $2,125,000 to $2,875,000 for the offering^, the EVR. The EVR will be updated prior to consummation of the ^ conversion and the ^ EVR may increase to $3,306,000.


         The  board  of  directors  has  reviewed  the  independent   appraisal,
including  the  stated   methodology  of  the  independent   appraiser  and  the
assumptions used in the preparation of the independent appraisal.

The  board  of  directors  is  relying  upon  the   expertise,   experience  and
independence   of  the   appraiser   and  is  not  qualified  to  determine  the
appropriateness of the assumptions.


         In order for stock sales to take place Ferguson must confirm to the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the Purchase Price on an aggregate basis was incompatible with Ferguson's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended ^ EVR may be established.


         The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, Ferguson has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. Ferguson did not independently verify the financial statements and other information provided by us, nor did Ferguson value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00.

Change in Number of Shares to be Issued in the Conversion


         Depending on market and financial conditions at the time of the completion of the ^ offerings, we may significantly increase or decrease the number of shares to be issued in the ^ conversion . In the event of an increase in the valuation, we may increase the total number of shares to be issued in the ^ conversion. An increase in the total number of shares to be issued in the ^ conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the ^ conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the ^ conversion results in an offering which is either less than $2,125,000 or more than $3,306,000. If the offering is either less than $2,125,000 or more than $3,306,000, all persons will receive a new document with updated information. Persons who subscribed for shares will have an opportunity to modify or cancel their orders. Persons who did not subscribe for shares will not have the opportunity to do so.


Limitations on Purchases and Transfer of Shares


         The Plan provides for certain additional purchase limitations. The minimum purchase is 25 shares and the maximum purchase for any individual person or persons ordering through a single account, is 7,500 shares. No person or persons ordering through a single account, together with associates, or group of persons acting ^ together, may purchase more than 12,500 shares except for the Employee Plans which may purchase up to 8% of the shares sold. However, no ^ person, together with associates and persons acting ^ together with such persons^ may ^ purchase more than 5% of the amount of stock sold. The OTS regulations governing the ^ conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the ^ conversion.

         Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.


         In the event of an increase in the total number of shares offered in the ^ conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders ^; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders ^; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members ^; and (v) to fill unfulfilled subscriptions in the Community Offering or Public Offering to the extent possible^.


         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.


         To order shares in the ^ conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

         Shares of common stock purchased pursuant to the ^ conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares


         Generally, during the first year following the ^ conversion, WSB may not repurchase its shares and during each of the second and third years following the ^ conversion, WSB may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the ^ conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by WSB and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, WSB may utilize the rules and regulations then in effect.


Restrictions on Sales and Purchases of Shares by Directors and Officers


         Shares purchased by directors and officers of WSB may not be sold for one year following the ^ conversion, except in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the ^ conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.


Interpretation and Amendment of the Plan

         We  have  the   authority  to  interpret   and  amend  the  Plan.   Our
interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination


         Completion of the ^ conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.


Other


         All statements made in this document are hereby qualified by the contents of the Plan of ^ conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the proxy statement mailed to certain depositors and borrowers. Copies of the Plan are available from us and we should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.

                  Workingmens Savings Bank, FSB and Subsidiary

                        Consolidated Statements of Income

                                                          NINE MONTHS ENDED                        YEARS ENDED
                                                              MARCH 31,                              JUNE 30,
                                                ------------------------------------     -----------------------------
                                                       1997                 1996
                                                    (UNAUDITED)         (UNAUDITED)         1996                1995
                                                    -----------         -----------     -----------        -----------

INTEREST AND DIVIDEND INCOME
   Loans                                              $ 861,065         $   832,142     $ 1,122,699        $ 1,081,162
   Investments                                          746,877             568,779         781,105            642,252
   Other interest earning assets                         67,389             127,204         149,012             81,887
                                                        -------         -----------     -----------        -----------

            TOTAL INTEREST AND
              DIVIDEND INCOME                         1,675,331           1,528,125       2,052,816          1,805,301
                                                    -----------         -----------     -----------        -----------

INTEREST EXPENSE
   Deposits                                             935,206             940,412       1,256,267          1,035,045
   Advances from FHLB                                    55,046                -               -                 3,859
                                                    -----------         -----------     -----------        -----------

            TOTAL INTEREST EXPENSE                      990,252             940,412       1,256,267          1,038,904
                                                    -----------         -----------     -----------        -----------

            NET INTEREST INCOME                         685,079             587,713         796,549            766,397

PROVISION FOR LOAN LOSSES                               127,844              13,370          35,142             19,297
                                                    -----------         -----------     -----------        -----------

            NET INTEREST INCOME
              AFTER PROVISION FOR
              LOAN LOSSES                               557,235             574,343         761,407            747,100
                                                    -----------         -----------     -----------        -----------

NONINTEREST INCOME
   Service charges and other fees                        63,464              53,038          72,441             64,340
   Net gain (loss) on sales of securities
      available-for-sale                                 (1,608)                -               969             31,455
   Income from real estate rental                         3,200               6,875           7,825              9,613
   Net gain on sale of foreclosed real estate            -                    5,486             650              8,780
                                                  -------------         -----------     -----------        -----------

            TOTAL NONINTEREST
              INCOME                                     65,056              65,399          81,885            114,188
                                                    -----------         -----------     -----------        -----------

NONINTEREST EXPENSE

   Compensation and benefits                          ^ 308,223             270,825         348,421            338,257
   Occupancy and equipment expense                      101,845              78,615         106,517             78,608
   Insurance premiums                                   204,411              51,138          69,365             63,581
   Other                                                190,010             202,724         273,956            219,253
                                                    -----------         -----------     -----------        -----------
            TOTAL NONINTEREST
              EXPENSE                                 ^ 804,489             603,302         798,259            699,699
                                                  -------------         -----------     -----------        -----------
            INCOME (LOSS) BEFORE
              INCOME TAXES                            ^(182,198)             36,440          45,033            161,589

INCOME TAX EXPENSE (BENEFIT)                           ^(88,234)              5,714          10,382             11,376
                                                   ------------         -----------     -----------        -----------

            NET INCOME (LOSS)                      $   ^(93,964)        $    30,726     $    34,651        $   150,213
                                                   ============         ===========     ===========        ===========

See accompanying notes beginning on page F-6.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Consolidated Financial Statements and Notes to the Consolidated Financial Statements elsewhere in this document.


         WSB has recently been formed^ and, accordingly, has no results of operations. The following discussion relates only to our consolidated financial condition and results of operations.


         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest -earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing cost. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Asset/Liability Management

         Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining sufficient liquid assets for material and prolonged changes in interest rates.


         We originate fixed rate real estate loans which approximated 85% of our loan portfolio at March 31, 1997. To manage the interest rate risk of this type of loan portfolio, we limit maturities of fixed ^ rate loans to no more than 20 years and maintain a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At March 31, 1997, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 13 years and the average weighted term of our deposits was slightly less than 8 months. See "Business of Workingmens Savings Bank, FSB -- Lending Activities."

Net Portfolio Value

         In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, we now compute amounts by which the net present value of our cash flow from assets, liabilities and off balance sheet items (our net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an our NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents our NPV at March 31, 1997.


                                 Percentage Change in Net Portfolio Value
                                 ----------------------------------------
          Changes                                         Change in NPV
         in Market                  NPV Ratio(1)               Ratio(2)
      Interest Rates                ------------          -------------
      --------------
      (basis points)
         + 400                          1.55%                -696bp
         + 300                          3.37%                -514bp
         + 200                          5.14%                -337bp
         + 100                          6.86%                -165bp
             0                          8.51%
         - 100                          9.93%                 142bp
         - 200                         11.15%                 264bp
         - 300                         12.86%                 435bp
         - 400                         14.62%                 611bp


------------------

(1) Calculated as the estimated NPV ^ divided by present value of total assets.

(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.


         Because most of our loans have a fixed ^ rate, these calculations indicate that we would be deemed to have a more than normal level of interest rate risk under applicable regulatory capital requirements. See ^"Regulation."


         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates, assuming rates remain stable, to have a material adverse effect on our NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors reviews our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition


         Total consolidated assets increased $2.5 million, or 8.3% to $33.1 million at March 31, 1997 from $30.6 million at June 30, 1996. The increase in total assets reflects a $1.5 million increase in investment and mortgage-backed securities, a $497,000 increase in loans and real estate, net, and a $387,000 increase in cash and cash equivalents. Our increase in investment and mortgage-backed securities outpaced our increase in loans mainly due to a lack of loan demand in our lending area.


         Deposits decreased $297,000 or 1.1% to $27.9 million at March 31, 1997 from $28.2 million at June 30, 1996, whereas deposits increased $2.4 million or 9.2% to $28.2 million at June 30, 1997 from $25.8 million at June 30, 1995. The increase in fiscal 1996, as well as the decrease in the nine months ended March 31, 1997 was a result of new deposits being attracted due to promoting the opening of a new branch office and the subsequent movement of such new deposits once the branch was operating for some time. We believe that the aggregate dollar amount of deposits will remain stable. In the future, the relatively new branch office is expected to attract additional deposits while the main office might continue to experience slight declines in deposits. Interest bearing liabilities increased $2.7 million, or 9.6% to $30.9 million at March 31, 1997 from $28.2 million at June 30, 1996. The increase reflects borrowings of $3.0 million from the FHLB which funded the purchases of our investments.

Results of Operations for the Nine Months Ended March 31, 1997 and 1996


         Net Income. Net income decreased ^ $125,000 or ^ 405.8% from $31,000 for the nine months ended March 31, 1996 to a net loss of ^ $94,000 for the nine months ended March 31, 1997. The decrease was primarily the result of the recognition of the one-time SAIF special insurance assessment in the amount of $108,000 (after taxes) and the increase in the provision for loan losses of $114,000 partially offset by an increase in net interest income of $97,000. ^


         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets (primarily loans,
investment  and   mortgage-backed   securities)  and  interest  we  pay  on  our
interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         The following tables set forth a summary of average balances of assets and liabilities as well as average yield and cost information. Average balances are derived from monthly balances, however, we do not believe the use of month-end balances has caused any material differences in the information presented. There has been no tax equivalent adjustments made to yields.



                                                                  For the Nine Months Ended March 31, (4)            At March 31,
                                             ---------------------------------------------------------------------------------------
                                                        1997                                  1996                      1997
                                             ------------------------------       ------------------------------- ------------------
                                             Average              Average          Average               Average            Average
                                             Balance   Interest  Yield/Cost        Balance    Interest Yield/Cost Balance Yield/Cost
                                             -------   --------  ----------        -------    -------- ---------- ------- ----------
Interest-earning assets:                                                             (Dollars in Thousands)
  Loans receivable(1)....................... $14,015   $    861     8.19%         $13,068    $  832      8.49%     $14,326    8.59%
  Investment securities ....................  14,973        747     6.65           11,650       569       6.51      15,736    6.99
  Other interest-earning assets.............   1,237         67     7.27            3,493       127       4.85       1,355    5.60
                                              ------     ------                    ------     -----                 ------

Total interest-earning assets............... $30,225     $1,675     7.39%         $28,211    $1,528      7.22%     $31,417    7.66%
                                                          -----                               -----
 Non-interest-earning assets................ ^ 1,634                                1,136                            1,710
                                             -------                               ------                           ------
Total assets................................^$31,859                              $29,347                          $33,127
                                              ======                              =======                          =======

Interest-bearing liabilities:
  NOW accounts.............................. $ 1,467   $      -        -%         $ 1,336    $    -          -%    $ 1,493       -%
  Passbook and club accounts................  10,064        240     3.18           10,032       249       3.31      10,130    3.19
  Certificates of deposit...................  16,477        695     5.63           15,575       691       5.92      16,237    5.68
    Other liabilities.......................   1,500         55     4.89                -         -          -       3,000    5.80
                                              ------      -----                   -------   -------                 ------
Total interest-bearing liabilities.......... $29,508    $   990     4.47%         $26,943   $   940       4.65%    $30,860    4.60%
                                                         ------                              ------

  Non-interest-bearing liabilities..........   ^ 305                                  316                              247
                                             -------                               ------                           ------
    Total liabilities.......................^$29,813                              $27,259                          $31,107
                                             -------                               ------                           ------

Retained earnings........................... ^ 2,046                                2,088                            2,020
                                             -------                               ------                           ------
Total liabilities and retained earnings.....^$31,859                              $29,347                          $33,127
                                             =======                               ======                           ======

  Net interest income.......................             $  685                              $  588
                                                          =====                               =====
  Interest rate spread(2)...................                        2.92%                                 2.57%               3.06%
Net yield on interest-earning assets(3)                             3.02%                                 2.78%                  -%
Ratio of average interest-earning assets
  to average interest-bearing liabilities...                      102.43%                               104.71%             101.81%


---------------------------------
(1)      Average balances include non-accrual loans.
(2)      Interest  rate spread  represents  the  difference  between the average
         yield   on   interest-earning   assets   and   the   average   cost  of
         interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

(4) Annualized (where appropriate) for purposes of comparability with fiscal year ^ data.




                                                                                Year Ended June 30,
                                                 ------------------------------------------------------------------------------
                                                                     1996                                        1995
                                                 --------------------------------------    ---------------------------------
                                                      Average              Average           Average              Average
                                                      Balance   Interest   Yield/Cost        Balance     Interest Yield/Cost
                                                      -------   --------   ----------        -------     -------- ----------
Interest-earning assets:                                                      (Dollars in Thousands)
  Loans receivable(1).........................        $13,296     $1,123       8.44%         $12,821     $1,081       8.43%
  Investment securities ......................         12,276        781       6.36           11,152        642       5.76
  Other interest-earning assets...............          2,738        149       5.44            2,482         82       3.30
                                                       ------     ------                      ------      -----
Total interest-earning assets.................        $28,310     $2,053       7.25%         $26,455     $1,805       6.82%
                                                                   -----                                  -----
Non-interest-earning assets...................          1,121                                    620
                                                       ------                                 ------
Total assets..................................        $29,431                                $27,075
                                                       ======                                 ======
Interest-bearing liabilities:
  NOW accounts................................        $ 1,344     $    -          -%         $ 1,353     $    7       0.54%
  Passbook and club accounts..................         10,034        328       3.27           11,203        397       3.55
  Certificates of deposit.....................         15,590        928       5.95           12,122        635       5.23
  Other liabilities...........................              -          -          -                -          -          -
                                                       ------      -----                     -------      -----
  Total interest-bearing liabilities..........        $26,968     $1,256       4.66%         $24,678     $1,039       4.21%
  Non-interest-bearing liabilities............            367                                    373
                                                       ------                                 ------
  Total liabilities...........................        $27,335                                $25,051
                                                       ------                                 ------

  Retained earnings...........................          2,096                                  2,024
                                                       ------                                 ------
    Total liabilities and retained earnings...        $29,431                                $27,075
                                                       ======                                 ======
  Net interest income.........................                    $  797                                 $  766
                                                                   =====                                  =====
  Interest rate spread(2).....................                                 2.59%                                  2.61%
Net yield on interest-earning assets(3).......                                 2.82%                                  2.89%
Ratio of average interest-earning assets to
  average interest-bearing liabilities........                               104.98%                                107.20%



---------------------------------
(1)      Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume).



                                       Nine Months Ended                   Year Ended June 30,
                               ---------------------------------    ---------------------------------
                                    1997     vs.     1996                 1996     vs.     1995
                               ---------------------------------    ---------------------------------
                                      Increase (Decrease)                  Increase (Decrease)
                                             Due to                              Due to
                               ---------------------------------    ---------------------------------
                                                    Rate/                               Rate/
                                 Volume    Rate     Volume   Net     Volume    Rate    Volume    Net
                                 ------    ----     ------   ---     ------    ----    ------    ---
                                                     (Dollars in Thousands)
Interest income:
 Loans receivable .............   $  60    $ (29)   $  (2)   $  29    $  40    $   2    $   -    $  42
 Investment securities ........     162       12        4      178       65       67        7      139
 Other interest-earning assets      (82)      63      (41)     (60)       8       53        6       67
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets   $ 140    $  46    $ (39)   $ 147    $ 113    $ 122    $  13    $ 248
                                  =====    =====    =====    =====    =====    =====    =====    =====

Interest expense:
  Non-interest-bearing
    and NOW accounts ..........   $   -    $   -    $   -    $   -    $   -    $  (7)   $   -    $  (7)
  Passbook and club accounts ..       1      (10)       -       (9)     (42)     (30)       3      (69)
  Certificates of deposit .....      40      (34)      (2)      (4)     181       87       25      293
 Other liabilities ............      55        -        -       55        -        -        -        -
                                  -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-bearing .....   $  96    $ (44)   $  (2)   $  50    $ 139    $  50    $  28    $ 217
     liabilities                  =====    =====    =====    =====    =====    =====    =====    =====


^ Change in net interest income   $  44    $  90    $ (37)   $  97    $ (26)   $  72    $ (15)   $  31
                                  =====    =====    =====    =====    =====    =====    =====    =====

         Our net interest income increased $97,000 or 16.6% to $685,000 for the nine months ended March 31, 1997 compared to $588,000 for the nine months ended March 31, 1996. The increase was due primarily to the growth of average interest-earning assets from $28.2 million for the nine months ended March 31, 1996 to $30.2 million for the nine ^ months ended March 31, 1997.


         The increase in our average interest-earning assets of $2.0 million reflects an increase of $947,000 in average loans, an increase of $3.3 million in average investment and mortgage-backed securities offset by a decrease of $2.3 million in average other interest-earning assets.

         Our interest rate spread and net interest margin increased for the nine months ended March 31, 1997 compared to the nine months ended March 31, 1996. This was due to the increase in the yield on interest-earning assets from 7.22% for the nine months ended March 31, 1996 to 7.39% for the nine months ended March 31, 1997, and by the decrease in the interest cost of average interest bearing liabilities from 4.65% in the nine months ended March 31, 1996 to 4.47% in the nine months ended March 31, 1997.

         The yield on our average interest-earning assets increased in the nine months ended March 31, 1997 due to an increase in the average balance of loans and investment securities.


         The decrease in the cost of our average interest-bearing liabilities was due primarily to a decrease in the cost of certificates of deposit from 5.92% in the nine months ended March 31, 1996 to 5.63% in the nine months ended March 31, 1997 and interest-bearing demand deposits from 3.31% in the nine months ended March 31, 1996 to 3.18% in the nine months ended March 31, 1997, offset partially by an increase in the average other interest-bearing liabilities. The lower cost of certificates of deposit and demand deposits reflects our reduction of deposit rates to match the decrease in interest rates during the nine months ended March 31, 1997.


         Provision for Loan Losses. Our provision for loan losses increased $115,000 or 856% to $128,000 for the nine months ended March 31, 1997 from $13,000 for the nine months ended March 31, 1996.


         The increase in the provision for loan losses for the nine months ended March 31, 1997 was attributable to changes in one of our borrower's ability to repay. The borrower had outstanding, 16 non-performing loans that ranged from $30,000 to $100,000, totalling $736,000, secured by 1- to 4-family residences. The properties are located in Mount Washington, a highly desirable area for development in the city of Pittsburgh. During the quarter, we became aware of circumstances which might decrease the value of the collateral for these loans, due to two properties being torn down by the borrower and maintenance for other properties being neglected by the borrower. Full payment of the loan was due June 30, 1997 and ^ was not received.

         ^ Subsequent to June 30, 1997, this borrower declared bankruptcy. The bankruptcy proceeding might delay foreclosure proceedings for a prolonged period of time. If so, we would lose the ability to use any monies that we might receive from the sale of these properties and there is no guarantee that value of these properties will be maintained or that the value of the properties received from foreclosure will be sufficient to pay the amounts outstanding on these loans. While we believe our loan loss reserve is adequate, there can be no assurance that our allowance for loan loss will be adequate to cover significant losses that we might incur in the future. Also, risks associated with these loans and losses incurred on these loans might result in higher provisions for loan losses in the future.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. Because of the increased coverage of the allowances for loan losses to total loans, management believes the allowance for loan losses is at a level that is considered to be adequate to provide for estimated losses; however, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.


         ^ Noninterest Expense. Our noninterest expense increased by ^ $201,000 or ^ 33.3% from $603,000 for the nine months ended March 31, 1996 to ^ $804,000 for the nine months ended March 31, 1997. The increase was primarily attributable to the one-time special SAIF assessment of $161,000 and an increase in our pension expense of $35,000. Our pension expense increased due to changes made in our plan's actuarial assumptions and funding limitations. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on our deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $161,000. Due to the recapitalization of the SAIF, we expect lower premiums for deposit insurance in future periods. The SAIF insurance assessment rate paid by us before the recapitalization of SAIF was 23(cent) per $100 of deposits and decreased to 6.5(cent) per $100 of deposits after the recapitalization of SAIF.


         Pursuant to the Act, we will pay, in addition to our normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.5 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.


         Income Tax Benefit. Our income tax benefit for the nine months ended March 31, 1997 was ^ $88,000 compared to $6,000 expense for the nine months ended March 31, 1996. The ^ $94,000 decrease was the result of pre-tax income decreasing by ^ $218,000, which was primarily the result of the SAIF special insurance assessment and the increase in our pension expense. Additionally, we invest in tax-exempt securities which provides us with nontaxable income. The impact of these investments on our effective tax rates was to reduce our effective tax rates by 3.4% and 32.1% for the nine months ended March 31, 1997 and 1996, respectively.


Results of Operations for the Years Ending June 30, 1996 and 1995

         Net Income. Net income decreased $115,000 or 76.9% from $150,000 for fiscal 1995 to $35,000 for fiscal 1996. The decrease was primarily the result of a reduction in gain on sale of securities available-for-sale of $30,000 and increases in noninterest expenses associated with the opening of our new branch office building in November, 1995.

         Net Interest Income. Our net interest income increased $31,000 or 3.9% to $797,000 in fiscal 1996 compared to $766,000 in fiscal 1995. The increase was due primarily to the growth of average interest-earning assets from $26.5 million in fiscal 1995 to $28.3 million in fiscal 1996.


         The increase in our average interest-earning assets of $1.8 million reflects an increase of $475,000 in average loans, an increase of $1.1 million in average investment and mortgage-backed securities and an increase of $256,000 in average other interest-earning assets. Our increase in investment and mortgage-backed securities outpaced our increase in loans mainly due to a lack of loan demand in our lending area.


         Our interest rate spread and net interest margin decreased in fiscal 1996 compared to fiscal 1995. This was due to the increase in the yield on interest-earning assets from 6.82% in fiscal 1995 to 7.25% in fiscal 1996 being exceeded by the increase in the interest cost of average interest bearing liabilities from 4.21% in fiscal 1995 to 4.66% in fiscal 1996.

         The yield on our average interest-earning assets increased in fiscal 1996 due to an increase in the yield on investment securities. This increase in yield on our investment securities reflected the investment of the proceeds received from maturities of tax-exempt securities into taxable securities.


         The increase in the cost of our average interest-bearing liabilities was due primarily to an increase in the cost of certificates of deposit from 5.23% in fiscal 1995 to 5.95% in fiscal 1996, and an increase in the average balance of $3.5 million, offset partially by a decrease in the cost of interest-bearing demand deposits from 3.55% in fiscal 1995 to 3.27% in fiscal 1996. The lower cost of demand deposits reflects our reduction of rates to match the decrease in interest rates for demand deposits in our area and a decrease in average demand deposits during the year.

         Provision for Loan Losses. Our provision for loan losses ^ increased $16,000 or 84.2% from $19,000 for fiscal 1995 to $35,000 for fiscal 1996. The increase in the provision for fiscal 1996 was the result of an increase in our one-to four-family and multi-family real estate loans and our home equity and second mortgage consumer loans.

         ^ Noninterest Income. Our non-interest income decreased approximately $32,000 in fiscal 1996 as compared to fiscal 1995. This was attributable to $39,000 higher gains on securities and foreclosed real estate in fiscal 1995 offset by a $7,000 increase in service charges and fees in fiscal 1996.

         ^ Noninterest Expense. Our non-interest expense increased by $99,000 or 14.1% from $699,000 for fiscal 1995 to $798,000 for fiscal 1996. The increase was primarily attributable to expenses associated with the opening of our newly constructed branch office. Such expenses included advertising and promotion, ATM expenses, depreciation, occupancy and equipment expenses, printing and data processing.

         Income Tax Expense. Our income tax expense remained relatively constant at $10,000 for fiscal 1996 and $11,000 for fiscal 1995. Additionally, we invest in tax-exempt securities which provides us with nontaxable income. Those tax-exempt securities reduced our effective tax rates by 34.7% and 22.6% for the years ended June 30, 1996 and 1995, respectively.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio currently is 5.0% and our liquidity ratio average was 24.40% and 21.72% at March 31, 1997 and June 30 1996, respectively.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Pittsburgh. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended June 30, 1996 was $66,000 as compared to $94,000 for the year ended June 30, 1995 and $40,000 for the nine months ended March 31, 1997 as compared to $7,000 for the nine months ended March 31, 1996.


         Net cash used in our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended June 30, 1996 totalled $5.6 million, an increase of $7.0 million from June 30, 1995. The increase was primarily attributable to our use of $1.0 million in cash to fund the increase in loan originations, the use of $3.9 million in cash to fund the net increase in investment and mortgage-backed securities and the use of $809,000 to construct and equip the new branch office. Net cash used in our investing activities for the nine months ended March 31, 1997 totalled $2.2 million, ^ a decrease of $1.6 million from the nine months ended March 31, 1996. The ^ decrease in cash used was due to $1.4 million less in purchases of investment securities and a decrease of $600,000 in the proceeds from maturities of and principal repayments on investment securities offset by a $300,000 increase in proceeds from sales of investments.


         Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for fiscal 1996 totalled $2.3 million. This is a result of a net increase in deposits of $2.4 million offset by a decrease in advances from borrowers for taxes and insurance of $62,000. Net cash provided by our financing activities for the nine months ended March 31, 1997 totalled $2.5 million. This is a result of a borrowing from the FHLB of $3.0 million offset by a decrease in deposits of $297,000 and a decrease in advances from borrowers for taxes and insurance of $157,000.

Recent Accounting Pronouncements


         FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting ^ Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted ^ EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted ^ EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 will be adopted by us in the initial period after December 15, 1997. We do not believe the impact of adopting SFAS No. 128 will be material to our financial statements.


         FASB Statement on Disclosure of Information about Capital Structure. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by us in the initial period after December 15, 1997. We do not believe the impact of adopting SFAS No.
129 will be material to our financial statements.


         FASB Statement of on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years ^ beginning after December 15, 1994. We ^ expect to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, we do not believe the impact of adopting SFAS No. 123 will be material to our financial statements.

         SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6 Employers'

Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. If the common stock appreciates over time, SOP 93-6 will increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable. See "Pro Forma Data."

                         BUSINESS OF WSB HOLDING COMPANY

         WSB is not an operating company and has not engaged in any significant business to date. It was formed in June 1997 as a Pennsylvania-chartered corporation to be the holding company for Workingmens Savings Bank, FSB. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions, expansion, or repurchases.

         Since WSB will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage; provided, that we retain a specified amount of our assets in housing-related investments. WSB initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

         The office of the WSB is located at 807 Middle St., Pittsburgh, Pennsylvania. The telephone number is (412) 231-7297.

                    BUSINESS OF WORKINGMENS SAVINGS BANK, FSB


         The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Pittsburgh. Our deposits totalled $27.9 million at March 31, 1997. Funds are used principally for the origination of fixed rate loans secured by first mortgages on one- to four-family residences which are located in our market area and investment securities. Such loans totalled $10.6 million, or 73.91%, of our total loans receivable portfolio at March 31, 1997. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.


Market Area


         Our main office is located in the North Side of Pittsburgh and our branch office is located in Baldwin, a suburb of Pittsburgh. The ^ communities of North Side, Baldwin, and surrounding areas of Allegheny County are considered to be our primary market area. Most of our deposits and lending activity is generated from individuals who live in these areas. We are a community-oriented thrift and have served the local Allegheny County community since 1881. ^ Our main office is located in an area where there is limited growth opportunities for loan originations and deposit needs ^. However, our branch office is located in a more affluent area, where in recent years, a significant amount of our loans are originated and all of our deposit accounts are generated.

         Our main office community is characterized by (i) household and per capita income below that of Pennsylvania and the United States, (ii) housing values below those of Pennsylvania and the United States, and (iii) an unemployment rate above that of Pennsylvania and below that of the United States. Our branch office community is characterized by (i) household and per capita income above that of Pennsylvania and the United States, (ii) housing values below those of Pennsylvania but above those of the United States, and
(iii) an unemployment rate below that of Pennsylvania and the United States. We believe that, to a large degree, the economic vitality of these communities depends on the economic vitality of the City of Pittsburgh, which has been relatively stable in recent years.


         The Greater Pittsburgh area has been in the process of restructuring over the past decade. Once centered on heavy manufacturing, primarily steel, its economic base is now more diverse, including technology, health and business services. Several "Fortune 500" industrial firms are headquartered in the Greater Pittsburgh area, including USX Corporation and Westinghouse Electric Corporation. The largest employers in Pittsburgh, by the number of local employees, include the United States Government, the Commonwealth of Pennsylvania, Westinghouse, USAir, and the University of Pittsburgh. Seven colleges and universities are located in the general Pittsburgh area.

Lending Activities


         Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make multi-family, commercial real estate and consumer loans. Loans originated by us have rates of interest which are fixed for the term of the loan ("fixed ^ rate").


         The following table sets forth information concerning the types of loans held by us.

                                                      At March 31,                                  At June 30,
                                              ----------------------------   -------------------------------------------------------
                                                          1997                          1996                           1995
                                              ----------------------------   ---------------------------   -------------------------
                                                 Amount         Percent         Amount         Percent        Amount      Percent
                                                 ------         -------         ------         -------        ------      -------
                                                                             (Dollars in Thousands)
Type of Loans:
Real Estate Loans:
  One- to four-family ......................     $10,596          73.91%       $10,022          73.06%       $ 9,708        75.76%
  Multi-family..............................       1,608          11.22          1,811          13.20          1,220         9.52
  Commercial................................         619           4.32            666           4.86            765         5.97
  Other.....................................           4            .03              6            .04             26          .20
Consumer Loans:
  Home equity and second mortgage loans.....       1,109           7.73            856           6.24            817         6.38
  Share loans...............................         154           1.07            172           1.25            151         1.18
  Other.....................................         246           1.72            185           1.35            127         0.99
                                                 -------         ------        -------         ------        -------       ------
      Total loans...........................      14,336         100.00%        13,718         100.00%        12,814       100.00%
                                                                 ======                        ======                      ======
Less:
  Deferred loan origination fees and costs..          10                            13                            28
  Allowance of loan losses .................         201                            76                            89
                                                 -------                      --------                       -------
     Total loans, net.......................     $14,125                       $13,629                       $12,798
                                                  ======                        ======                        ======


         The following table sets forth the estimated maturity of our loan portfolio at March 31, 1997. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.


                                                                                               Home
                        One- to four-                                     Other          Equity and
                               Family               Multi-                 Real              Second             Other
                          Residential               Family               Estate           Mortgages          Consumer        Total
                                                                    (In Thousands)
Amounts due:
Within 1 year..........       $    93              $    15            $       -             $   255             $   5     $    368
Over 1 to 3 years......           234                   18                    4                  93                87          436
Over 3 to 5 years......           995                  221                    -                 252               154        1,622
Over 5 to 10 years.....         2,006                  329                    -                 509                 -        2,844
Over 10 years..........         7,268                1,644                    -                   -               154        9,066
                               ------                -----              -------             -------            ------       ------
Total amount due.......       $10,596               $2,227             $      4              $1,109           $   400      $14,336
                               ======                =====              =======               =====            ======       ======







         The following table sets forth the dollar amount of all loans for which final payment is not due until after March 31, ^ 1998. All of such loans have fixed rates of interest. At March 31, 1997, we had no loans with adjustable rates of interest.


                                                              ^(In Thousands)

Real Estate Loans:
  One- to four-family residential....................               $10,503
  Multi-family.......................................                 2,212
  Other real estate..................................                     4
Home equity and second mortgages.....................                   854
Other consumer.......................................                   395
                                                                     ------
  Total..............................................               $13,968
                                                                     ======

         The following table contains information concerning changes in the amount of loans held by us.

                                                                     For the Nine
                                                                     Months Ended                 For the Years Ended
                                                                       March 31,                      June 30,
                                                                   -----------------   -----------------------------------
                                                                         1997                 1996               1995
                                                                   -----------------   ------------------   --------------
                                                                                         (In Thousands)

Total gross loans receivable at beginning of period........             $13,718              $12,915             $12,790
                                                                         ------               ------              ------

Loans originated:

  One- to four-family residential..........................               1,696                2,037               1,134

  Multi-family.............................................                   -                  184                 200

  Other real estate........................................                  40                   30                  68

  Home equity and second mortgages.........................                 586                  477                 738

  Other consumer...........................................                 163                  166                 129
                                                                        -------             --------            --------

Total loans originated.....................................               2,485                2,894               2,269
                                                                         ------               ------              ------

Loans purchased:

  Participation loans, one- to four-family residential.....                  36                    7                 100
                                                                        -------              -------             -------

Total loans purchased......................................                  36                    7                 100
                                                                        -------              -------             -------

Loan principal repayments..................................              (1,913)              (2,098)             (2,244)
                                                                         ------               ------              ------

Net loan activity..........................................                 608                  803                 125
                                                                         ------               ------              ------

  Total gross loans receivable at end of period............             $14,326              $13,718             $12,915
                                                                         ======               ======              ======





         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family fixed ^ rate residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family fixed ^ rate residential mortgage loans in amounts up to 90% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 80%. We retain all of our mortgage loans and originate these loans with maturities of up to 20 years. On a limited basis, we originate and retain fixed ^ rate balloon loans having terms of up to 15 years, with principal and interest payments calculated using up to a 30-year amortization period. Loans originated at the main office consist almost entirely of one- to four-family investment ^(non-owner occupied) mortgage loans while ^ the remainder of our loans are originated from our branch office, and include most of our one- to four-family owner occupied residential mortgage loans.


         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         Home Equity Loans and Second Mortgages. We originate home equity loans and second mortgage loans which are secured by one to four-family residences. We originate these loans on one-to four-family residences with fixed ^ rate terms of up to 10 years. The loans are generally subject to a 80% combined loan-to-value limitation, including any other outstanding mortgages or liens.


         Multi-Family and Commercial Loans. Our multi-family loans are secured by apartment buildings. These loans generally have not exceeded $500,000 or have terms greater than 20 years. Commercial real estate loans are secured by office buildings, and other commercial properties.

         Multi-family and commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.


         Loan Approval Authority and Underwriting. We established various lending limits for our officers and maintain a loan committee. Mr. Neudorfer, our President, has loan authority to approve all loans. Our Vice President and Treasurer, Mr. Moreschi, has authority to approve all applications for secured and unsecured consumer loans. The loan committee ratifies all fixed ^ rate residential mortgage loans of $200,000 or more and all other real estate loans and consumer loans.


         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.

         Title insurance is generally required on all real estate mortgage loans. We do not require title insurance on home equity loans and second mortgages, but we obtain a property report from our local state tax office which indicates whether there are any liens or other encumbrances against the property. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 60 days of the date of issuance. At March 31, 1997, commitments to cover originations of mortgage loans totalled $154,000. We believe that virtually all of our commitments will be funded.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Since 1989, our maximum loan-to-one borrower limit ^ has been $500,000. At March 31, 1997, the aggregate loans outstanding of our five largest borrowers have outstanding balances of between $236,000 and $736,000. Two of these loans are in excess of our lending limit but were in compliance with OTS regulations applicable at the time the loans were originated. One of these loans is a non-performing loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Nine Months Ended March 31, 1997 and 1996 -- Provision for Loan Losses".


Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. If, after 60 days, payment is still delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The customer will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.


         Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. We have no loans categorized as troubled debt restructurings within the meaning of SFAS 15 and no accruing loans that were delinquent more than 90 days. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was $71,000 for the nine months ended March 31, 1997. Subsequent to March 31, 1997, certain circumstances came to our attention which indicated that $736,000 of our nonaccrual loans might be classified as other real estate owned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Nine Months Ended March 31, 1997 and 1996 -- Provision for Loan Losses".




                                                                                      At March 31,               At June 30,
                                                                                    --------------      --------------------
                                                                                          1997              1996           1995
                                                                                    -----------------   ------------   --------
                                                                                                 (Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Mortgage loans:
  One- to four-family residential real estate....................................           $769           $696            $701
  All other mortgage loans.......................................................              4              1               8
Non-mortgage loans:
  Home equity and second mortgages...............................................              -             30              13
  Other consumer.................................................................              3              -               -
                                                                                            ----          -----           -----

Total............................................................................           $776           $727            $722
                                                                                             ===            ===             ===
Total non-accrual ^ loans........................................................           $776           $727            $722
                                                                                             ===            ===             ===
Real estate owned................................................................           $  -           $  -            $101
                                                                                            ====           ====             ===
Total non-performing assets......................................................           $776           $727            $823
                                                                                             ===            ===             ===
Total non-accrual ^ loans to net loans...........................................           5.46%          5.33%           6.43%
                                                                                            ====           ====            ====
Total non-^ accrual loans to total assets........................................           2.34%          2.31%           2.38%
                                                                                            ====           ====            ====
Total non-performing assets to total assets......................................           2.34%          2.31%           2.38%
                                                                                            ====           ====            ====





         Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings ^ institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.


         When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At March 31, 1997, we had loans classified as doubtful, substandard and special mention in amounts equal to $22,000, $776,000, and $637,000, respectively. ^ These substandard loans are classified as nonperforming loans. See "-- Nonperforming and Problem Assets." The special mention loan in the amount of $637,000 is a 43-unit apartment building located in the city of Pittsburgh. In 1996, the building was severely damaged by fire and is now completely restored. The collateral value of this property is in excess of the loan balance.

         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the ^ losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. See "Risk Factors -- Asset Quality."


         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

         The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                   At March 31,                                        At June 30,
                                -------------------------   ------------------------------------------------------------------
                                       1997                              1996                              1995
                                -------------------------   -------------------------------   --------------------------------
                                             Percent of                        Percent of                        Percent of
                                              Loans in                          Loans in                          Loans in
                                                Each                              Each                              Each
                                            Category to                       Category to                       Category to
                                  Amount    Total Loans             Amount    Total Loans             Amount    Total Loans
                                  ------    -----------             ------    -----------             ------    -----------
                                                                (Dollars in Thousands)

At end of period allocated to:
  One- to four-family........... $   177            73.91%          $   46            73.06%          $   70            75.76%
  Multi-family..................       8            11.22                9            13.20                8             9.52
  Other real estate.............      14             4.35               18             4.90                8             6.17
  Consumer......................       2            10.52                3             8.84                3             8.55
                                 -------           ------            -----           ------             ----           ------
    Total allowance............. $   201           100.00%          $   76           100.00%          $   89           100.00%
                                  ======           =======           =====           ======            =====           ======


         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:


                                                             ^ March 31,                            ^ June 30,
                                                         ----------------------------        ---------------------
                                                           1997                1996               1996              1995
                                                           ----                ----               ----              ----
                                                                              (Dollars in Thousands)

Total loans outstanding...........................          $14,336             $13,248           $13,718           $12,915
                                                             ======              ======            ======            ======
 Average loans outstanding........................          $14,027             $13,068           $13,317           $12,853
                                                             ======              ======            ======            ======

Allowance balances at beginning of period.........          $    76             $    89           $    89           $   114
 Provision (credit):
  1-4 family residential..........................              128                   7                23                 -
  Other real estate...............................               --                   3                 3                 5
  Consumer........................................               --                   3                 9                14
^ Charge-offs^:
  1-4 family residential..........................              ^--                (42)              (57)              (53)
  Multi-family....................................               --                  --                --                --
  Other real estate...............................               --                  --                --                --
  Consumer........................................              (3)                  --               (1)                --
 Recoveries:
  1-4 family residential..........................               --                   3              ^ 10                 9
  Multi-family....................................               --                  --                --                --
  Other real estate...............................               --                  --                --                --
  Consumer........................................               --                  --                --                --
                                                            -------             -------          --------           -------
Allowance balance at end of period................          $   201             $    63           $    76           $    89
                                                            =======             =======           =======           =======
Allowance for loan losses as a percent of total
loans                                                          1.40%               0.48%             0.55%             0.69%
  outstanding.....................................             ====                ====              ====              ====

Net loans charged off as a percent of average
  loans outstanding...............................             0.02%               0.30%             0.36%             0.35%
                                                               ====                ====              ====              ====






Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Savings Institution Regulation - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available for sale" or "held to maturity" in accordance with SFAS No. 115. At March 31, 1997, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See "-- Mortgage-backed Securities." The board of directors may authorize additional investments.

         Our investment securities "available for sale" and "held to maturity" portfolios at March 31, 1997 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.


         Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA.")


         At March 31, 1997, our mortgaged-backed securities portfolio was classified as "available for sale" and totalled $2,152,000. Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed ^ rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed ^ rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.


         Securities Portfolio. The following table sets forth the carrying (i.e., amortized cost) value of our investment securities held to maturity, at the dates indicated. Our securities portfolio classified as available for sale is carried at market value. At March 31, 1997, the market value of our investment securities, held to maturity, was $12.8 million. At March 31, 1997, our securities portfolio available for sale contained net unrealized losses, net of tax, of $37,459. See Notes B and C to our financial statements elsewhere in this document.


                                                        At                     At June 30,
                                                    March 31,      ---------------------------------
                                                       1997            1996                1995
                                                      ------          ------               -----
                                                                  (In Thousands)
Securities Held to Maturity:
 U.S. Government and
   Agency Securities..................               $12,858          $10,745              $6,187
 Corporate Debt Instruments...........                     -                -                 398
 FHLMC................................                     -                -                 127
 GNMA.................................                     -                -               1,915
 CMOs.................................                   131              147                 314
                                                     -------          -------             -------
Total Securities Held to
  Maturity............................                12,989           10,892               8,941
                                                      ------           ------              ------

Securities Available for Sale:
FHLMC.................................                    96              235                 150
GNMA..................................                 1,425            1,589                   -
FNMA..................................                   465              480                   -
FHLMC Preferred Stock.................                   251              255                 263
Municipal Bonds.......................                     -              225                 891
Corporate Notes.......................                   482              480                  98
CMOs..................................                    39               54                   -
                                                     -------           ------            --------
Total Securities Available for
Sale..................................                 2,758            3,318               1,402
                                                      ------            -----              ------

   Total Investment and
     Mortgage-Backed Securities.......               $15,747          $14,210             $10,343
                                                      ======           ======              ======


         The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment securities portfolio at March 31, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                               As of March 31, 1997
                           ---------------------------------------------------------------------------------------------------------
                             One Year or Less  One to Five Years Five to Ten Years More than Ten Years  Total Investment Securities
                            ------------------ ----------------- ----------------- -------------------  ----------------------------
                           Carrying   Average  Carrying Average Carrying  Average  Carrying  Average    Carrying   Average Market
                             Value     Yield    Value    Yield   Value     Yield     Value    Yield       Value     Yield   Value
                            -------   -------  -------  ------- -------   -------   -------  -------     -------   ------- ------
                                                                              (Dollars in Thousands)

U.S. Government and Agency
Obligations................  $     -        -%   $5,199    6.51%  $5,937     7.26%   $1,722    7.78%     $12,858    7.03%  $12,701
Corporate Notes and Bonds..        -        -       482    5.55        -        -         -        -         482     5.55      482
FHLMC Preferred Stock......        -        -         -       -        -        -       251     7.90         251     7.90      251
Mortgage-Backed Securities.        -        -         -       -        -        -     2,156     7.04       2,156     7.04    2,152
                              ------    -----   -------   -----  -------    -----     -----     ----      ------     ----   ------
  Total....................  $     -        -%   $5,681    6.43%  $5,937     7.26%   $4,129    7.40%     $15,747    6.99%  $15,586
                              ======    =====     =====    ====    =====     ====     =====    ====       ======    ====    ======


Sources of Funds


         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and^ maturities of investment securities and mortgage-backed securities^ and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.


         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         Passbook savings, money market and NOW accounts constituted $11.6 million, or 41.72%, of our deposit portfolio at March 31, 1997. Certificates of deposit constituted $16.2 million or 58.28% of the deposit portfolio of which $1.6 million or 5.76% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. Such deposits are offered at negotiated rates. As of March 31, 1997, we had no brokered deposits.

         At March 31, 1997, our deposits were represented by the various types of savings programs described below.


                                                                        Minimum             Balance as of         Percentage of
Category                        Term                Interest Rate(1) Balance Amount         March 31, 1997        Total Deposits
--------                        ----                -------------    --------------         --------------        --------------
                                                                                            (In Thousands)
Now Accounts                    None                       -%        $      -                  $1,493               5.36%
Passbook and Club Accounts      None                    3.19%              50                  10,130              36.36%

 Certificates of Deposit:


Fixed Term, Fixed ^ rate        1-3 Months                 -%               -                       0                  -%
Fixed Term, Fixed ^ rate        4-6 Months              5.00%           2,500                   2,146               7.70%
Fixed Term, Fixed ^ rate        7-12 Months             5.25%             500                   3,119              10.84%
Fixed Term, Fixed ^ rate        13-24 Months            5.40%             500                     982               3.53%
Fixed Term, Fixed ^ rate        25-36 Months            5.75%             500                   5,558              19.95%
Fixed Term, Fixed ^ rate        36-48 Months               -%               -                       -                   -
Fixed Term, Fixed ^ rate        49-120 Months           6.00%             500                   2,616               9.39%
Variable Term                   No longer offered          -%                                     216               1.13%
Jumbo Certificates                                       (2)                                    1,600               5.74%
                                                                                                -----             ------

                                                                                              $27,860             100.00%
                                                                                               ======             ======


---------------
(1)  Interest rate offerings as of March 31, 1997.
(2)  Negotiated rates and terms.


         The following table sets forth our time deposits classified by interest rate at the dates indicated.


                                         At                As of June 30,
                                     March 31,             --------------
                                        1997             1996             1995
                                        ----             ----             ----
                                                    (In Thousands)
Interest Rate
4.00% or less..................       $     3        $       -        $      47
4.01-4.99%.....................         2,108            2,151            2,466
5.00-5.99%.....................         8,432           11,132            6,673
6.00-6.99%.....................         4,527            2,665            4,052
7.00-7.99%.....................         1,167              770              974
8.00-9.99%.....................             -                -              251
                                       ------           ------           ------

  Total........................       $16,237          $16,718          $14,463
                                       ======           ======           ======


         The following table sets forth the amount and maturities of our time deposits at March 31, 1997.

                                                                          Amount Due
                             -------------------------------------------------------------------------------------------------------
                                                                                                         After
                             March 31,         March 31,           March 31,           March 31,       March 31,
Interest Rate                  1998              1999                 2000               2001             2002             Total
-------------                  ----              ----                 ----               ----             ----             -----
                                                                        (In Thousands)
4.00% or less.............   $       3        $      -                 $    -         $     -           $    -            $    3
4.01-4.99%................       2,108               -                      -               -                -             2,108
5.00-5.99%................       5,099           2,190                    483             365              295             8,432
6.00-6.99%................       2,817             606                    123             768              213             4,527
7.00-7.99%................         743               -                    329              95                -             1,167
                               -------         -------                    ---          ------            -----            ------

  Total                      $  10,770        $  2,796                 $  935         $ 1,228           $  508           $16,237
                                ======           =====                    ===           =====              ===            ======




                  The following table sets forth our savings activity for the periods indicated:


                                                    Nine Months
                                                       Ended              Year Ended June 30,
                                                     March 31,      ------------------------------
                                                     ---------
                                                       1997             1996             1995
                                                ------------------  -------------   --------------
                                                                  (In Thousands)
Net increase (decrease)
  before interest credited...................        $(1,232)         $1,122           $1,166
Interest credited............................             935          1,256            1,035
                                                      -------          -----            -----
Net increase (decrease) in
  savings deposits...........................       $   (297)         $2,378           $2,201
                                                     =======           =====            =====





         The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1997.



                                                         Certificates
                                                         of Deposits
                                                         -----------
                                                        (In Thousands)


^ Maturity Period

Within three months...............................            $  300
Three through six months..........................               400
Six through twelve months.........................               400
Over twelve months................................               500
                                                              ------
                                                              $1,600
                                                              ======

         Borrowings. Advances (borrowing) may be obtained from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. We may borrow up to $15.2 million from the FHLB of Pittsburgh. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At March 31, 1997, borrowings from the FHLB of Pittsburgh totaled $3 million ^($2 million were short-term borrowings) and we had no other borrowings outstanding. We had no borrowings at June 30, 1995 and 1996.

         The following table sets forth the ^ terms of our short-term FHLB advances ^ during the nine month period ended March 31, 1997.


                                                        (Dollars in ^ Thousands)


Average balance outstanding..............................          $   120
Maximum amount outstanding at any
  month-end during the period............................           $2,000
Weighted average interest rates during the period........             5.82%





Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers, most of whom have far greater resources than we have.

Subsidiary Activity


         We are permitted to invest up to 2% of our assets in the capital stock of or loans to subsidiary corporations. Additional investment of 1% of assets is permitted when such additional investment is utilized primarily for community development purposes. At March 31, 1997, we had a $1,050 investment in our subsidiary, Workingmens Service Corporation. Workingmens Service Corporation receives commissions for referrals by the subsidiary to a third party ^ investment advisor.

Properties

         We operate from our main office and one branch office. Our total investment in office equipment had a net book value of $151,000 at March 31, 1997.


                                                                                                       Net Book Value

Location                                                                      ^   Year Leased         Of Real Property
--------                                                 Leased or Owned          or Acquired       ^ at March 31, 1997
                                                       -----------------        -------------        ------------------



MAIN OFFICE:
  807 Middle St.                                              Owned                  1974                 $130,000
  Pittsburgh, Pennsylvania
  15212

BRANCH OFFICE:
  5035 Curry Road                                             Owned                  1995                 $782,000
  Pittsburgh, Pennsylvania
  15236




Personnel

         At March 31, 1997 we had 9 full-time and four part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

         General. WSB will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over WSB and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of WSB.


         QTL Test. Since WSB will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If WSB controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "-- ^ Savings Institution Regulation - Qualified Thrift Lender Test."


         Restrictions on Acquisitions. WSB must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on our deposits at March 31, 1995, we paid a pre-tax special assessment of $161,000.

         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. However, due to our net size and risk-based capital level, we are exempt from the interest rate risk component.

         Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to WSB, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to WSB. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the ^ conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Workingmens Savings Bank, FSB -- Liquidation Account."


         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of ^ March 31, ^ 1997, we qualified as a Tier 1 institution.


         In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of March 31, 1997, we were in compliance with our QTL requirement with approximately 88.55% of our assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include WSB and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.


         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At March 31, 1997, our required liquid asset ratio was 5.0% and our actual ratio was 25.40%. Monetary penalties may be imposed upon ^ institutions for violations of liquidity requirements.


         Federal Home Loan Savings Bank System. We are a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At March 31, 1997, we had $153,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At March 31, 1997, our reserve met the minimum level required by the Federal Reserve System.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at March 31, 1997.

                                    TAXATION

Federal Taxation

         We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as us, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. We reviewed the most favorable way to calculate the deduction attributable to an addition to our bad debt reserve on an annual basis.

         In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At March 31, 1997, we had no post 1987 bad-debt reserves.

         Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time.

         Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

         The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

         If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of March 31, 1997, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

         Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of March 31, 1997, we had $419,000 of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

         Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings institutions, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings institution's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

         The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

         WSB may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if WSB owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourself of the percentage of taxable income bad debt deduction method.

         Our federal income tax returns have not been audited by the IRS since our fiscal year ended 1992. There was no material effect to our financial statements, as a result of the audit.

State Taxation

         We are subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on our financial net income determined in accordance with generally accepted accounting principles with certain adjustments. Our tax rate under the Mutual Thrift Institutions Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.


         Upon consummation of the ^ conversion, we will also be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.



                        MANAGEMENT OF WSB HOLDING COMPANY

         Our board of directors consists of the same individuals who serve as directors of our subsidiary, Workingmens Savings Bank, FSB. Our articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible. Each class of directors serves for a four-year period, with approximately one-fourth of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion. See "Management of Workingmens Savings Bank, FSB."


                   MANAGEMENT OF WORKINGMENS SAVINGS BANK, FSB

Directors and Executive Officers

         Our board of directors is composed of six members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our proposed stock articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.


         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the ^ conversion.



                                       Age at                                                                     Current
                                     March 31,                                                Director             Term
                                        1997         Position                                  Since              Expires
                                        ----         --------                                 -------             -------
Directors
---------
Joseph J. Manfred                        74          Chairman of the Board and                  1973               1998
                                                     Director
Robert Neudorfer                         60          President and Director                     1988               2000
Stanford H. Rosenberg                    63          Vice President                             1985               2000
                                                     and Director
Johanna C. Guehl                         43          Secretary and Director                     1990               1999
John P. Mueller                          59          Director                                   1994               1998
John T. Ringland                         69          Director                                   1978               1999
Ronald W. Moreschi                       54          Vice President and                          -                   -
                                                     Treasurer


         The business experience for the past five years of each of the directors and executive officers is as follows:

         Joseph J. Manfred has been a member of the board of directors and Chairman of the Board since 1973. Mr. Manfred is a choir member of St. John Fisher Church and a eucharistic minister for Forbes Regional Hospital. Mr. Manfred is also a retired insurance agent who owned Manfred Insurance Agency.

         Robert Neudorfer has been employed by us since 1975 and has been the President and a member of the board of directors since 1988. Mr. Neudorfer is a member of the board of directors and the treasurer of Community Development
Foundation and is also a member of the board of directors of the Western Pennsylvania League of Savings Institutions. Mr. Neudorfer is a choir member of the Baldwin Community United Methodist Church.

         Stanford H. Rosenberg has been Director and Vice President since 1985. Since 1974, he has been a professor at La Roche College in Pittsburgh.

         Johanna C. Guehl has been a Director and Secretary since 1991. Since 1991, Ms. Guehl has been a partner in the law firm of Brabender & Guehl. Ms. Guehl is a member of the board of directors for Women's Leadership Assembly and she is the treasurer for Center For Victims of Violent Crimes and Women's Business Network.

         John P. Mueller has been a member of the board of directors since 1994. Mr. Mueller is President and majority stockholder of Mueller's Hardware in Pittsburgh. He is also the President of East Allegheny Business District and a member of the board of directors of St. Ambrose Manor and Northside Chamber of Commerce.

         John T. Ringland has been a member of the board of directors since 1978. Mr. Ringland is a retired controller for Minsky Brothers.

         Ronald W. Moreschi has been vice president and treasurer since 1987.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended June 30, 1996, the board of directors held 12 regular meetings and 8 special meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended June 30, 1996.

Director Compensation


         Each non-salaried director is paid monthly with two paid absences per year. Total aggregate fees paid to the current non-salaried directors for the year ended June 30, 1996 were $31,500. Beginning July 1, 1997, each non-salaried ^ director will be paid a monthly fee of $700 and the Chairman of the Board will be paid a monthly fee of $750.

Executive Compensation


         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at June 30, 1996. No ^ employee earned in excess of $100,000 for the year ended June 30, 1996.


                                              Annual Compensation
                                 ----------------------------------------------
                                                               Other Annual
                                                               Compensation
Name and Principal Position       Salary          Bonus             (1)
---------------------------       ------          -----            ----


Robert Neudorfer, President      $61,000         $2,750

^



--------------------
(1) Aggregate value does not exceed the lesser of $50,000 or 10% of Mr. Neudorfer's total salary and bonus.


         Employment Agreement. We have entered into an employment agreement with our President, Robert Neudorfer. Mr. Neudorfer's base salary under the employment agreement is $60,000. The agreement has a term of three years and is terminable by us for "just cause". If we terminate Mr. Neudorfer without just cause, he will be entitled to a continuation of his base salary from the date of termination through the remaining term of the agreement.


         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating ^ employees of ours, to be implemented upon the completion of the ^ conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the ^ conversion. The ESOP intends to borrow funds from WSB. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., $200,000, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $20,000 annually (based on a $200,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the EVR (i.e., more than 287,500 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the ^ conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan payments as follows: after 3 years - 20%, 4 years - 40%, 5 years - 60%, 6 years - 80% and 7 years -100%. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of WSB, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation.
Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.


         Pension Plan. We sponsor a tax-qualified defined benefit pension plan (the "Pension Plan"). All our full-time employees are eligible to participate after six months of service and attainment of age 20 1/2. A qualifying employee becomes fully vested in the Pension Plan upon completion of ^ seven years of qualifying service. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


         Our Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). Upon termination at or after age 65 and completion of 25 or more years of service, the annual retirement benefit would be determined based upon 42.8% of a participant's Final Average Compensation. Retirement benefits at age 65 with less than 25 years of service are reduced proportionately.


         Benefits are paid for the life of the participant following retirement. The Pension Plan also provides for payments in the event of death. At March 31, 1997, Mr. Neudorfer had 22 years of credited service under the Pension Plan and the monthly benefit payable to Mr. Neudorfer at normal retirement age would have been ^ $1,567.


         Benefits are payable in the form of various annuity alternatives, including a joint and survivor option. For the Pension Plan year ended March 31, 1997, the highest permissible annual benefit under the Internal Revenue Code is $120,000. Benefits under the Pension Plan are not subject to offset for Social Security benefits.

Proposed Future Stock Benefit Plans

         Stock Option Plan. The boards of directors intend to adopt a stock option plan (the Option Plan) following the ^ conversion, subject to approval ^ by WSB's stockholders, at a stockholders meeting to be held no sooner than six months after the ^ conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented within one year after the ^ conversion, in accordance with OTS regulations, a number of shares equal to

10% of the aggregate shares of common stock to be issued in the ^ offering (i.e., 25,000 shares based upon the sale of 250,000 shares at the midpoint of the EVR) would be reserved for issuance by WSB upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in WSB. Under the OTS regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.


         WSB would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by WSB. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by WSB. The exercise of options and payment for the shares received would contribute to the equity of WSB.


         If the Option Plan is implemented more than one year after the ^ conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.

         Restricted Stock Plan. The board of directors intends to adopt the RSP following the ^ conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. WSB expects to hold a stockholders' meeting no sooner than six months after the ^ conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the ^ conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock
Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

         We expect to contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the ^ conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and WSB, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 250,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 10,000 shares of common stock.

         If the RSP is implemented more than one year after the ^ conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event stock option or management and/or employee stock benefit plans are implemented within one year from the date of ^ conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the ^ conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the ^ conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the ^ conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under the option plan or the restricted stock plans, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of WSB's stockholders held no earlier than six months following the ^ conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.


               RESTRICTIONS ON ACQUISITIONS OF WSB HOLDING COMPANY


         While the board of directors is not aware of any effort that might be made to obtain control of WSB after ^ conversion, the board of directors believes that it is appropriate to include certain provisions as part of WSB's articles of incorporation to protect the interests of WSB and its stockholders from hostile takeovers ("anti-takeover"provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of WSB more difficult.


         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of WSB, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of WSB which are incorporated herein by reference. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.


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



Provisions of WSB Articles of Incorporation and Bylaws


         Limitations on Voting Rights. The articles of incorporation of WSB provide that for a period of five years from completion of the ^ conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner who beneficially owned shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. In addition, for a period of five years from the completion of our ^ conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of WSB.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the ^ conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the ^ conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of WSB further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         Election of Directors. Certain provisions of WSB's articles of incorporation and bylaws will impede changes in majority control of the board of directors. WSB's articles of incorporation provide that the board of directors of WSB will be divided into four staggered classes, with directors in each class elected for four-year terms. Thus, it would take three annual elections to replace a majority of WSB's board. WSB's articles of incorporation ^ provide that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation ^ provide that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of WSB entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of WSB provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, or a Committee of the board.


         Absence of Cumulative Voting. WSB's articles of incorporation ^ provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorizes the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the ^ conversion to provide ^ WSB's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of WSB. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.^


         Procedures for Certain Business Combinations. The articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of WSB entitled to vote in the election of directors in order for WSB to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Shareholder (as defined below) or any affiliates of the Principal Shareholder, unless the proposed transaction has been approved in advance by WSB's board of directors, excluding those who were not directors prior to the time the Principal Shareholder became the Principal Shareholder. The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than WSB or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of WSB. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of WSB entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to WSB's articles of incorporation must be approved by WSB's board of directors and also by a majority of the outstanding shares of WSB's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of WSB entitled to vote in the election of directors cast at a meeting called for that purpose.


         Benefit Plans. In addition to the provisions of WSB's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the ^ conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Workingmens Savings Bank, FSB - Proposed Future Stock Benefit Plans."

         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                          DESCRIPTION OF CAPITAL STOCK


         WSB is authorized to issue 4,000,000 shares of the common stock, $0.10 par value per share, and 1,000,000 shares of serial preferred stock, $.10 par value per share. WSB currently expects to issue up to 330,600 shares of common stock in the ^ conversion . WSB does not intend to issue any shares of serial preferred stock in the ^ conversion, nor are there any present plans to issue such preferred stock following the ^ conversion. The aggregate par value of the issued shares will constitute the capital account of WSB. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of WSB will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in WSB, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of WSB's directors.


         Liquidation. In the unlikely event of the complete liquidation or dissolution of WSB, the holders of the common stock will be entitled to receive all assets of WSB available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of WSB; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.


         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of WSB" for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of WSB without first offering such shares to existing stockholders of WSB. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by WSB of the full purchase price therefor will be fully paid and non-assessable.


         Issuance of Additional Shares. Except in the Subscription and Public Offerings and possibly pursuant to the RSP or Option Plan, the WSB has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or (v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options ^" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; ^"The Conversion-- Restrictions on ^ Sales and Purchases of Shares by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and ^"Restrictions on ^ Acquisitions of WSB Holding Company" for information regarding restrictions on acquiring common stock of WSB.


Serial Preferred Stock

         None of the 1,000,000 authorized shares of serial preferred stock of WSB will be issued in the ^ conversion. After the ^ conversion is completed, the board of directors of WSB will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS


         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Trident Securities, Inc. may be passed upon by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina. The federal and state income tax consequences of the ^ conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.


                                     EXPERTS

           The consolidated financial statements of Workingmens Savings Bank, FSB as of and for the years ended June 30, 1995 and 1996 appearing in this document have been audited by Hinds, Lind, Miller & Co., independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Ferguson has consented to the publication herein of a summary of its letters to Workingmens Savings Bank, FSB setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS


         The common stock of WSB will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to completion of the ^ conversion. WSB will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. WSB may not deregister the common stock under the Exchange Act for a period of at least three years following the ^ conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         WSB and Workingmens Savings Bank, FSB are not currently subject to the informational requirements of the Exchange Act.

         WSB has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.


         Workingmens Savings Bank, FSB has filed an Application for ^ conversion with the OTS with respect to the ^ conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional
Office of the OTS, 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601-4360 without charge.


         A copy of the Articles of Incorporation and the Bylaws of WSB are available without charge from Workingmens Savings Bank, FSB.

                          WORKINGMENS SAVINGS BANK, FSB
                                 and Subsidiary

                   Index to Consolidated Financial Statements


                                                                           Page
                                                                           ----

Independent Auditors' Report .............................................  F-1

Consolidated Balance Sheets...............................................  F-2

Consolidated Statements of Income ........................................  25


Consolidated Statements of Changes in Retained Earnings ..................  F-3


Consolidated Statements of Cash Flows ....................................  F-4

Notes to Consolidated Financial Statements................................  F-6

All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.


Separate financial statements for WSB have not been included since it will not engage in material transactions until after the ^ conversion. WSB, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

HINDS, LIND MILLER & CO.
A PROFESSIONAL CORPORATION
CERTIFIED PUBLIC ACCOUNTANTS

9401 McKNIGHT ROAD                                       PHONE (412) 364-6070
PITTSBURGH, PENNSYLVANIA 15237-6000                        FAX (412) 364-6176

--------------------------------------------------------------------------------




                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Workingmens Savings Bank, F.S.B. and Subsidiary


We have audited the accompanying consolidated balance sheets of Workingmens Savings Bank, F.S.B. and Subsidiary ("Bank") at June 30, 1996 and 1995, and the related consolidated statements of income, changes in retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Workingmens Savings Bank, F.S.B. and Subsidiary at June 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note O to the consolidated financial statements, the Bank changed its method of accounting for investment securities in fiscal year 1995 as permitted by the provisions of Statement of Financial Accounting Standards No. 115.





/s/Hinds, Lind, Miller & Co.
----------------------------
Pittsburgh, Pennsylvania
August 21, 1996

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS



                                                                        MAR. 31,
                                                                      (UNAUDITED)                          JUNE 30,
                                                                     -----------                          --------
                                                                         1997                    1996                   1995
                                                                         ----                    ----                   ----
ASSETS
Cash and cash equivalents
Interest bearing                                                    $  1,201,875           $    984,667             $ 4,218,325
Non-interest bearing                                                     390,902                221,364                 208,551
Securities held-to-maturity (estimated fair value

  of $12,828,035, $10,782,060 and $8,823,833)                         12,988,802             10,892,081               8,941,199
Securities available-for-sale, at fair value                           2,757,816              3,317,811               1,401,555
Loans and real estate, net                                            14,125,458             13,628,724              12,798,315
Federal Home Loan Bank stock, at cost                                    153,300                133,200                 139,600
Accrued interest receivable                                              301,088                235,434                 168,352
Premises and equipment, net                                            1,062,750              1,072,594                 305,404
Other assets                                                            ^ 69,062                 83,382                  66,819
Income taxes receivable                                                       --                  3,537                  34,020
Deferred income taxes                                                   ^ 87,515                  6,680                       -
                                                                     -----------            -----------             -----------
     ^ TOTAL ASSETS                                                  $33,138,568            $30,579,474             $28,282,140
                                                                      ==========             ==========              ==========


LIABILITIES AND RETAINED EARNINGS


Deposits                                                             $27,859,505            $28,156,791             $25,778,885
Federal Home Loan Bank advances                                        3,000,000                      -                       -
Advances from borrowers for taxes and insurance                          121,650                278,488                 340,926
Accrued expenses and other liabilities                                 ^ 156,577                 53,229                  51,208
Deferred income taxes                                                          -                      -                   9,795
                                                                     -----------            -----------            ------------
     ^ TOTAL LIABILITIES                                              31,137,732             28,488,508              26,180,814
                                                                      ----------             ----------            ------------


Commitments and contingencies


Retained earnings                                                    ^ 2,038,295              2,132,259               2,097,608


Net unrealized gain (loss) on securities
  available-for-sale, net of applicable income taxes                     (37,459)               (41,293)                  3,718
                                                                    ------------           ------------            ------------
  of $(19,297), $(28,695), and $2,583

     ^ TOTAL RETAINED EARNINGS                                         2,000,836              2,090,966               2,101,326
                                                                     -----------             ----------            ------------

   ^ TOTAL LIABILITIES AND RETAINED                                  $33,138,568            $30,579,474             $28,282,140
                                                                      ==========             ==========              ==========
   EARNINGS




See accompanying notes.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS


                                                                                        NET UNREALIZED
                                                                                        GAIN (LOSS) ON
                                                                                          SECURITIES
                                                                    RETAINED            AVAILABLE-FOR-
                                                                    EARNINGS                 SALE                 TOTAL
                                                                    --------                 ----                 -----


BALANCE AT JULY 1, 1994                                            ^ $1,947,395            $        -           $ 1,947,395


Adjustment to beginning balance for
   change in accounting principle,
   net of applicable income taxes
   of $9,343                                                                  -                13,446                13,446

Change in unrealized gain (loss) on
   securities available-for-sale,
   net of applicable income tax
   benefit of $(6,760)                                                        -                (9,728)               (9,728)

Net income (loss)                                                       150,213                     -               150,213
                                                                     ----------         -------------           -----------

BALANCE AT JUNE 30, 1995                                              2,097,608                 3,718             2,101,326

Change in unrealized gain (loss) on
   securities available-for-sale,
   net of applicable income tax
   benefit of $(31,278)                                                       -               (45,011)              (45,011)

Net income (loss)                                                        34,651                     -                34,651
                                                                    -----------         -------------           -----------

BALANCE AT JUNE 30, 1996                                              2,132,259               (41,293)            2,090,966

Change in unrealized gain (loss) on
   securities available-for-sale, net
   of applicable income taxes of
   $9,398                                                                     -                 3,834                 3,834


Net income (loss)                                                      ^(93,964)                    -               (93,964)
                                                                    ------------         ------------           -----------

BALANCE AT MARCH 31, 1997                                          ^ $2,038,295           $   (37,459)         ^ $2,000,836
                                                                      =========            ==========             =========




See accompanying notes.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                NINE MONTHS ENDED                             YEARS ENDED
                                                                    MARCH 31,                                   JUNE 30,
                                                          ---------------------------                 ------------------------------
                                                              1997                 1996

                                                           (UNAUDITED)          (UNAUDITED)               1996             1995
                                                          ------------         ------------          -------------     --------
OPERATIONS

   Net income (loss)                                      $   ^(93,964)        $     30,726          $    34,651       $   150,213
   Adjustments to reconcile net income (loss) to

      net cash provided by operating activities:
        Amortization of:
           Deferred loan origination fees                       (3,608)             (12,418)             (13,367)           (8,237)
           Premiums and discounts on loans
              and investment securities                          3,445                5,000                5,808           (23,202)
        Provision for loan losses                              127,844               13,370               35,142            19,297
        (Gain) loss on sales of
           real estate owned                                      -                  (5,486)                (650)           (8,780)
        Net (gain) loss on sales of
            securities available-for-sale                        1,608                  -                   (969)          (31,455)
        Depreciation of premises and equipment                  39,717               28,620               41,859            27,432
        (Increase) decrease in:

           Accrued interest receivable                         (65,654)             (75,809)             (67,082)           29,484
           Other assets                                       ^ 14,320              (20,110)             (16,563)          (22,580)
           Income taxes receivable                               3,537               34,020               30,483           (34,020)
           Deferred income taxes                              ^(90,233)              (6,076)              14,803             7,364

        Increase (decrease) in:

           Accrued expenses and other liabilities            ^ 103,348               21,453                2,021             3,675
           Income taxes payable                                   -                  (6,157)                -              (15,152)
                                                          ------------         ------------          -----------       -----------


NET CASH PROVIDED BY OPERATIONS                                 40,360                7,133               66,136            94,039
                                                          ------------         ------------          -----------       -----------

INVESTMENT ACTIVITIES
   Purchases of securities held-to-maturity                 (4,525,000)          (5,461,406)          (9,665,088)       (1,606,953)
   Proceeds from maturities of and
      principal repayments on
      securities held-to-maturity                            2,424,834            3,028,574            5,151,167           770,945
   Purchases of securities available-for-sale                     -                (503,594)            (503,594)         (100,000)
   Proceeds from maturities of and
      principal repayments on
      securities available-for-sale                            273,227              259,772              393,280           335,601
   Proceeds from sales of securities
       available-for-sale                                      298,392                 -                 675,969         2,280,188
   Net loan originations and
      principal repayments on loans                           (620,970)            (541,334)          (1,010,211)         (184,485)
   Proceeds from sales of real estate owned                       -                 160,827              160,827            58,480
   Capitalized improvements on real estate owned                  -                  (2,150)              (2,150)          (34,570)
   Net (purchase) sale of
      Federal Home Loan Bank stock                             (20,100)               6,400                6,400             9,400
   Purchases of premises and equipment                         (29,873)            (794,350)            (809,049)          (81,951)
                                                          ------------         ------------          -----------       -----------

NET CASH PROVIDED (USED)
   BY INVESTMENT ACTIVITIES                                 (2,199,490)          (3,847,261)          (5,602,449)        1,446,655
                                                          ------------         ------------          -----------       -----------

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED                        YEARS ENDED
                                                                    MARCH 31,                              JUNE 30,
                                                          ---------------------------            ------------------------------
                                                              1997                 1996

                                                           (UNAUDITED)          (UNAUDITED)          1996               1995
                                                          ------------         ------------     -------------       -----------

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                        (297,286)           2,328,273       2,377,906           2,201,340
   Net proceeds from FHLB advances                           3,000,000                 -               -                   -
   Net increase (decrease) in advances from borrowers
      for taxes and insurance                                 (156,838)            (177,448)        (62,438)             61,072
                                                          ------------         ------------     -----------         -----------

NET CASH PROVIDED BY
   FINANCING ACTIVITIES                                      2,545,876            2,150,825       2,315,468           2,262,412
                                                          ------------         ------------     -----------         -----------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                   386,746           (1,689,303)     (3,220,845)        $ 3,803,106

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                     1,206,031           4,426,876       4,426,876             623,770
                                                          -------------        ------------     -----------         -----------

CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                       $   1,592,777        $  2,737,573     $ 1,206,031         $ 4,426,876
                                                          =============        ============     ===========         ===========

SUPPLEMENTAL DISCLOSURES Cash paid during the period for:
   Interest on deposits, advances,
      and other borrowings                                $     979,012        $    927,296     $ 1,235,757         $ 1,034,984
   Income taxes                                           $        -           $       -        $      -            $    55,084

Noncash investing and financing activities:

      Transfer from loans to real estate owned            $        -           $    106,949     $   106,949         $    67,095

      Transfers from securities held to maturity
        to securities available-for-sale,
        at amortized cost                                 $        -           $  2,564,286     $ 2,564,286         $      -

      Total increase (decrease) in unrealized gain
        (loss) on securities available-for-sale           $      13,232        $    (57,033)    $   (76,289)        $     6,301
   Less: income tax expense (benefit)                            (9,398)             23,384          31,278              (2,583)
                                                          -------------        ------------     -----------         -----------

      Net increase (decrease) in unrealized gain
           (loss) on securities available-for-sale        $       3,834        $    (33,649)    $   (45,011)        $     3,718
                                                          =============        ============     ===========         ===========

See accompanying notes.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Workingmens Savings Bank and Subsidiary (the "Bank") and the methods of applying those policies conform with generally accepted accounting principles. The accounting and reporting policies and the methods of applying those policies which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

The consolidated balance sheet as of March 31, 1997 and the related consolidated statement of income, changes in retained earnings and cash flows for the nine months ended March 31, 1997 and the related statement of income and cash flows for the nine months ended March 31, 1996 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods have been reflected.

Nature of Operations

Workingmens Savings Bank, F.S.B. is a federally chartered, Savings Association Insurance Fund (SAIF) insured mutual savings bank conducting its business from its two locations in the Northside section of the City of Pittsburgh and South Hills suburb of Pittsburgh. The Bank's principal sources of revenue emanate from its portfolio of residential real estate mortgage loans and investment securities.

The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in the Pittsburgh area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable, however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically, review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Workingmens Service Corporation. Intercompany balances and transactions have been eliminated. Workingmens Service Corporation is currently inactive and its impact on the consolidated financial statements is insignificant.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Bank considers cash on hand and deposits in other financial institutions with an original maturity of ninety
(90) days or less to be cash and cash equivalents.

Investment and Mortgage-Backed Securities

Effective July 1, 1994, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Pursuant to Statement 115 management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of retained earnings.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sale of investments. The cost of securities sold is based on the specific identification method.

In October, 1994 the Financial Accounting Standards Board ("FASB") issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 established disclosures about derivatives and other financial instruments. Derivatives are various instruments used to construct a transaction that is derived from and reflects the underlying value of assets, other instruments or various indices. The primary purpose of derivatives, which include such items as forward contracts, interest rate swaps, options and futures, is to transfer price risk associated with the fluctuations in asset values rather than to borrow or lend funds. At present, the Bank does not invest in such derivative instruments for trading, investing, hedging or other purposes.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Loans Receivable

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan-origination fees.


Loan origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual lives of the related loans using the interest method.


Uncollected interest on loans is periodically reviewed. An allowance is established based on management's periodic evaluation for interest deemed uncollectible. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower is able to make periodic interest and principal repayments, as scheduled, in which case the loan is returned to accrual status.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. While management believes it uses the best information available to make evaluations, future adjustments to the allowances may be necessary if circumstances differ substantially from the assumptions used in making the evaluations.


Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. These Statements prescribe recognition criteria for loan impairment, generally related to commercial loans, and multi-family real estate loans, and measurement methods for certain impaired loans and all loans whose terms are modified in trouble debt restructurings subsequent to the adoption of these Statements. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement.

Management has determined that first mortgage loans on one-to-four family properties, home equity, second mortgage loans, and all consumer loans are large groups of smaller-balance homogenous loans are to be collectively evaluated. Accordingly, such loans are outside the scope of Statement Nos. 114 and 118.

Management considers an insignificant delay, which is determined as 90 days by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

Under this Standard, the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement No 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. The adoption of the statements did not have a material effect on the Bank's financial position or results of operations.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





Real Estate Owned

Real estate acquired by foreclosure or voluntary deed in lieu of foreclosure is initially carried at the lower of fair value minus estimated disposal costs or the balance of the loan on the property at the date of acquisition. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent costs directly related to the development or improvement of real estate are capitalized. Other costs of maintaining real estate ($0 and $7,542 (unaudited) for the nine months ended March 31, 1997 and 1996, and $8,014 and $13,771 in fiscal years 1996 and 1995, respectively) are charged to income as incurred and are reported in "Other Noninterest Expense."

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, leasehold improvements, and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets (ranging from 5 to 35 years).


^


Income Taxes

The Bank and its subsidiary follow the practice of filing federal consolidated income tax returns. Income taxes are allocated to the Bank as though separate returns are being filed.


^ The Bank utilizes the liability method of computing income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the ^ stated value of assets and liabilities ^ for financial reporting purposes and their tax basis adjusted for tax rate changes. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.


Pension Plan

The Bank has a pension plan covering substantially all employees. It is the policy of the Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts present do not represent the underlying value of the Bank.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS






The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

Investment and mortgage-backed securities: Fair values for investments and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


^


Loans: The fair values for loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Federal Home Loan Bank (FHLB) Stock: No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.


Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed ^ rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.


Federal Home Loan Bank (FHLB) advances: Fair values of FHLB advances are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Advances from borrowers for taxes and insurance: The carrying amount of advances from borrowers for taxes and insurance approximate fair value.

Off-Balance sheet items: Fair value of these items approximate their contractual amounts.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

                                                                   MARCH 31, 1997 (UNAUDITED)
                                            -------------------------------------------------------------------------
                                                                   GROSS              GROSS
                                            AMORTIZED            UNREALIZED         UNREALIZED            FAIR
                                              COST                 GAINS              LOSSES              VALUE
                                              ----                 -----              ------              -----
U.S. Government and
   government agency
   obligations                                $ 12,857,931        $     177          $ (158,904)        $12,699,204

Collateralized mortgage
   obligations

  ^ Government Agency                               77,665                -                (524)             77,141
  Private                                           53,206                -              (1,516)             51,690
                                              ------------        ---------          ----------        ------------

                                              $ 12,988,802        $     177          $ (160,944)        $12,828,035
                                              ============        =========          ==========        =============

                                                                                   JUNE 30, 1996

                                            -------------------------------------------------------------------------
                                                                    GROSS             GROSS
                                            AMORTIZED            UNREALIZED         UNREALIZED            FAIR
                                              COST                 GAINS              LOSSES              VALUE
                                              ----                 -----              ------              -----
U.S. Government and
   government agency
   obligations                             $ 10,744,807           $   9,138          $ (116,383)       $ 10,637,562

Collateralized mortgage
   obligations

  ^ Government Agency                           89,392                    -                (593)             88,799
  Private                                       57,882                    -              (2,183)             55,699
                                          ------------            ---------          ----------        ------------

                                          $ 10,892,081            $   9,138          $ (119,159)       $ 10,782,060
                                          ============            =========          ==========        ============

                                                                                JUNE 30, 1995
                                            -------------------------------------------------------------------------
                                                                      GROSS             GROSS
                                            AMORTIZED             UNREALIZED        UNREALIZED            FAIR
                                              COST                    GAINS            LOSSES             VALUE
                                              ----                    -----            ------             -----
U.S. Government and
   government agency
   obligations                             $ 6,186,558            $   13,667        $  (69,500)        $ 6,130,725

Mortgage-backed securities:
   Federal Home Loan Mortgage
     Corporation                               127,263                 1,432              -                128,695
   Government National
     Mortgage Association                    1,914,676                27,296            (3,457)          1,938,515

Collateralized mortgage
   obligations

  ^ Government Agency                          231,313                  -              (67,661)            163,652
  ^ Private                                     82,862                  -               (2,116)             80,746

Corporate bonds/Notes                          398,527                  -              (17,027)            381,500
                                           -----------            ----------        ----------         -----------

                                           $ 8,941,199            $   42,395        $ (159,761)        $ 8,823,833
                                           ===========            ==========        ==========         ===========

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and approximate fair values of securities held-to-maturity at March 31, 1997, by contractual maturity are shown below. Collateralized mortgage obligations are not due at a single maturity date; periodic payments are received on these securities based on the payment patterns of the underlying collateral.

                                             AMORTIZED              FAIR
                                               COST                VALUE
                                            (UNAUDITED)          (UNAUDITED)
                                            -----------          -----------

Due from one year to five years            $  5,199,331         $  5,139,371
Due from five years to ten years              5,936,510            5,848,575
Due after 10 years                            1,852,961            1,840,089
                                           ------------         ------------

                                           $ 12,988,802         $ 12,828,035
                                           ============         ============



In November of 1995, the Financial Accounting Standards Board allowed financial institutions to perform a one-time reassessment of the appropriateness of the classifications of all securities held at that time. Any transfers from the held-to- maturity classification as a result of this one-time reassessment would not question the Bank's intent and ability to hold other debt securities to maturity in the future. Accordingly, on December 26, 1995, the Bank transferred securities held-to- maturity with an amortized cost of $2,564,286 to securities available-for-sale.



NOTE C - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of securities available-for-sale are as follows:


                                                                       MARCH 31, 1997 (UNAUDITED)
                                               --------------------------------------------------------------------
                                                                    GROSS             GROSS
                                               AMORTIZED          UNREALIZED        UNREALIZED
                                                 COST               GAINS             LOSSES            FAIR VALUE
                                                 ----               -----             ------            ----------

Mortgage-backed securities:
   Federal Home Loan Mortgage
     Corporation                              $    95,010         $      633        $     -            $    95,643

   Government National
      Mortgage Association                      1,414,959             15,240            (5,027)          1,425,172

   Federal National
      Mortgage Association                        488,790               -              (23,635)            465,155

FHLMC Preferred Stock                             256,750                500            (6,000)            251,250


Corporate ^ Bonds/Notes                           499,246               -              (17,530)            481,716


Collateralized mortgage
   obligations

  Government Agency                                59,817               -              (20,937)             38,880
                                              -----------         ----------        ----------         -----------


                                              $ 2,814,572         $   16,373        $  (73,129)        $ 2,757,816
                                              ===========         ==========        ==========         ===========

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                            JUNE 30, 1996
                                               -------------------------------------------------------------------------
                                                                    GROSS             GROSS
                                               AMORTIZED          UNREALIZED        UNREALIZED
                                                 COST               GAINS             LOSSES            FAIR VALUE
                                                 ----               -----             ------            ----------

Mortgage-backed securities:
   Federal Home Loan Mortgage
     Corporation                              $   235,181         $     -           $     (186)        $   234,995

   Government National
      Mortgage Association                      1,581,105             15,004            (6,849)          1,589,260

   Federal National
      Mortgage Association                        502,050               -              (22,559)            479,491

FHLMC Preferred Stock                             256,750              2,000            (3,750)            255,000

Municipal bonds                                   227,898               -               (2,683)            225,215


Corporate ^ Bonds/Notes                           499,181               -              (18,852)            480,329


Collateralized mortgage
   obligations

  Government Agency                                85,634               -              (32,113)             53,521
                                              -----------         ----------        ----------         -----------


                                              $ 3,387,799         $   17,004        $  (86,992)        $ 3,317,811
                                              ===========         ==========        ==========         ===========



                                                                           JUNE 30, 1995
                                              ---------------------------------------------------------------------
                                                                    GROSS             GROSS
                                               AMORTIZED          UNREALIZED        UNREALIZED
                                                 COST               GAINS             LOSSES            FAIR VALUE
                                                 ----               -----             ------            ----------

Mortgage-backed securities:
   Federal Home Loan Mortgage
     Corporation                              $   149,257         $      572        $     -            $   149,829

FHLMC Preferred Stock                             255,283              7,217              -                262,500

Municipal bonds                                   890,714              7,013            (6,403)            891,324

Corporate bond                                    100,000               -               (2,098)             97,902
                                              -----------         ----------        ----------         -----------

                                              $ 1,395,254         $   14,802        $   (8,501)        $ 1,401,555
                                              ===========         ==========        ==========         ===========


                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




At March 31, 1997, securities available-for-sale with an amortized cost of $499,246 (unaudited) and estimated fair values of $481,716 (unaudited) mature from one year to five years. Mortgage-backed securities are not due at a single maturity date; periodic payments are received on these securities based on the payment patterns of the underlying collateral. FHLMC preferred stock shares do not have a maturity date, however, these shares may be called at a future date.


NOTE D - LOANS AND REAL ESTATE

Loans and real estate are summarized as follows:

                                                                                        JUNE 30,
                                                        MAR. 31, 1997     ------------------------------------
                                                         (UNAUDITED)              1996              1995
                                                     -------------------  ------------------------------------

First mortgage loans:
  Secured by 1- to 4-family residences                     $ 10,596,104     $  9,432,022       $ 9,083,389
  Secured by over 4 family units                              1,068,443        1,810,664         1,220,196
Commercial                                                      614,965          665,797           765,353
  Participation loans                                           543,081          590,399           624,509
Home equity and second mortgage loans                         1,109,512          855,454           816,694
Lease pools                                                       4,172            6,337            26,031
Share loans                                                     153,538          172,527           150,502
Consumer loans                                                  246,567          185,154           127,271
Real estate owned                                                  -                -              100,683
                                                           ------------     ------------           -------

                                                             14,336,382       13,718,354        12,914,628
Allowance for loan losses                                      (200,596)         (75,694)          (89,010)
Deferred loan origination fees                                  (10,328)         (13,936)          (27,303)
                                                           ------------     ------------      ------------

                                                           $14,125,458      $13,628,724        $12,798,315
                                                            ===========      ===========        ==========




The Bank conducts its business through two offices located in Pittsburgh, Pennsylvania. As of March 31, 1997, the majority of the Bank's loan portfolio was secured by properties located in this region. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Bank does not believe it has significant concentration of credit risk to any one group of borrowers given its underwriting and collateral requirements.

In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", no loans in non- homogenous groups were determined to be impaired for the nine months ended or as of March 31, 1997. Commercial real estate, multi-family residential and participation loans are included in the non-homogenous group.

First mortgage loans which are contractually past due ninety days or more total approximately $700,000 at March 31, 1997. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of unanticipated future developments affecting the underlying collateral or the borrower's ability to repay the loans. If collection efforts are unsuccessful, these loans will be subject to foreclosure proceedings in the ordinary course of business. Management believes that the Bank has adequate collateral on these loans and additional losses are not expected to occur in the event of foreclosure.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan losses is summarized as follows:

                                              ^ March 31,                               ^ June 30,
                                              -----------                               ----------
                                       1997^                 1996                 1996                 1995
                                      -----                  ----                 ----                 ----
                                             (UNAUDITED)
Beginning balance                  ^  $75,694               $89,010              $89,010            $114,382
Provision for loan losses             127,844                13,370               35,142              19,297
Charge-offs                           ^(2,942)              (42,428)             (58,636)            (53,532)
Recoveries                                  -                 2,994               10,178               8,863^
                                      -------                 -----               ------              ------
Ending ^ Balance                     $200,596               $62,946              $75,694             $89,010
                                      =======                ======               ======              ======


In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates (totalling $68,741 at March 31, 1997). In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank.

NOTE E - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                                                               JUNE 30,
                                                          MAR. 31, 1997           ---------------------------------
                                                          (UNAUDITED)                 1996                 1995
                                                          ------------            ------------         ------------
Loans                                                     $      77,778           $     88,352         $     84,796
Investments                                                     294,666                187,073              107,300
                                                          -------------           ------------         ------------
                                                                372,444                275,425              192,096
Allowance for uncollectible
   interest                                                     (71,356)               (39,991)             (23,744)
                                                          -------------           ------------         ------------
                                                          $     301,088           $    235,434         $    168,352
                                                          =============           ============         ============

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                                              JUNE 30,
                                                          MAR. 31, 1997          ---------------------------------
                                                           (UNAUDITED)               1996                 1995
                                                          -------------          -----------          ------------
   Cost:
      Land                                                $   121,027            $   121,027          $   121,027
      Buildings and improvements                              991,989                977,976              229,044
      Furniture, fixtures, and
        equipment                                             386,319                370,459              228,391
      Construction in process                                    -                      -                  81,951
                                                          --------------         --------------       -----------
                                                            1,499,335              1,469,462              660,413
      Accumulated depreciation                               (436,585)              (396,868)            (355,009)
                                                          -----------            -----------          -----------
                                                          $ 1,062,750            $ 1,072,594          $   305,404
                                                          ===========            ===========          ===========

In November of 1995, the Bank opened the South Hills branch office at a total cost including equipment of approximately $890,000.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - DEPOSITS

Deposits are summarized as follows:

                                       MARCH 31, 1997
                                         (UNAUDITED                      JUNE 30, 1996                      JUNE 30, 1995
                                ------------------------------   -------------------------------   ---------------------------------
                                    WEIGHTED                          WEIGHTED                          WEIGHTED
                                    AVERAGE                           AVERAGE                           AVERAGE
                                     RATE            AMOUNT            RATE            AMOUNT            RATE            AMOUNT
                                     ----            ------            ----            ------            ----            ------
NOW accounts                               -%     $ 1,492,814                -%     $ 1,440,445                -%      $ 1,247,822

Passbook savings                        3.19       10,129,939             3.18        9,998,620             3.00        10,068,220
                                      ------       ----------           ------       ----------           ------        ----------

                                        2.78%      11,622,753             2.77%      11,439,065             2.67%       11,316,042
                                      ------       ----------           ------       ----------           ------        ----------
Certificates of deposit:

  Under 4.00%                           3.00            3,675                -                -             3.40            46,823

  4.01% to 5.00%                        4.94        2,107,810             4.62        2,150,893             4.56         2,466,229

  5.01% to 6.00%                        5.39        8,431,868             5.55       11,132,426             5.66         6,672,663

  6.01% to 7.00%                        6.21        4,526,760             6.63        2,664,629             6.56         4,052,186

  7.01% to 8.00%                        7.09        1,166,639             7.20          769,778             7.30           974,394

  8.01% to 9.00%                           -                -                -                -             8.21           250,548
                                       -----       ----------            -----       ----------           ------       -----------

                                        5.68       16,236,752             5.68       16,717,726             5.87        14,462,843
                                      ------       ----------           ------       ----------           ------        ----------

                                        4.47%     $27,859,505             4.50%     $28,156,791             4.47%      $25,778,885
                                      ======       ==========           ======       ==========           ======        ==========

At March 31, 1997, the aggregate maturities of certificates of deposit in fiscal years 1998 through 2002 is $10,770,794, $2,795,950, $934,615, $1,228,042 and
$507,351, respectively (unaudited). The aggregate amount of certificates in denominations of $100,000 or more totaled $1,600,018 (unaudited).

Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

Interest expense on deposits consisted of the following:

                                                     NINE MONTHS ENDED                           YEARS ENDED
                                                         MARCH 31,                                 JUNE 30
                                          --------------------------------------   -----------------------------------
                                                 1997                1996
                                              (UNAUDITED)         (UNAUDITED)             1996                1995
                                          ------------------   -----------------   ------------------   --------------
NOW and passbook savings                        $239,818            $249,369           $  328,500          $  400,657

 Certificate accounts                            695,388             691,043              927,767             638,001
                                                 -------             -------            ---------           ---------

                                                 935,206             940,412            1,256,267           1,038,658

Penalties for early withdrawal                         -                   -                    -              (3,613)
                                                --------            --------           ----------           ---------

  Total interest on deposits                    $935,206            $940,412           $1,256,267          $1,035,045
                                                 =======             =======            =========           =========

NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK

At March 31, 1997, the Bank had outstanding advances from the Federal Home Loan Bank (FHLB) totalling $3,000,000 (unaudited) bearing interest at a weighted rate of 5.80% (unaudited). Certain mortgage loans are pledged to the FHLB as collateral in the event the Bank requests future advances. The Bank had no outstanding advances from the FHLB at June 30, 1996 and 1995.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - PENSION PLAN

The Bank has a qualified, noncontributory defined benefit retirement plan covering substantially all of its employees. The benefits are based on each employee's years of service up to a maximum of 25 years, and the average of the highest five consecutive annual salaries excluding the four years prior to retirement. The benefits are reduced by a specified percentage for each year of participation less than 25 years. An employee becomes fully vested upon completion of ^ seven years of qualifying service.

The following table sets forth the plan's funded status as of the latest dates accrual valuations were prepared: ^

                                                                                       November 30,      November 30,
                                                                                        1996              1994
                                                                                         ----              ----
Vested accumulated benefit obligation                                                   $254,152          $197,213

Nonvested accumulated benefit obligation                                                   2,750             1,023
                                                                                        --------          --------

Accumulated benefit obligation                                                           256,902           198,236

Effect of projected salary increases                                                      99,981            45,879
                                                                                         -------           -------

Projected benefit obligation                                                             356,883           244,115

Plan assets at market value                                                              277,899           248,617
                                                                                         -------           -------

Plan assets in excess of projected
  benefit obligation (unfunded projected benefit obligation)                             (78,984)            4,502

Unrecognized net gain (loss)                                                              58,294            (1,151)

Unrecognized net obligation                                                              (1,432)             1,676
                                                                                       --------           --------

Prepaid pension cost (pension liability)                                                $ 19,258         $   5,027
                                                                                         =======          ========

The  following  table  represents  certain   significant   assumptions  used  in
determining the actuarial present value of the projected benefit obligations and the net periodic pension costs at November 30, ^

                                                                                           1996              1994
                                                                                    ----------------  ----------------

Weighted average discount rate used to calculate benefit obligations                       7.00%             7.00%

Assumed rate of future compensation increases                                              4.00%             4.00%

Expected long-term rate of return of plan assets                                           7.50%             7.50%

Components of net pension cost are as follows for the fiscal ^ years ended November 30, ^:

                                                                                          1996              1994
                                                                                    ----------------  --------------
Service cost                                                                            $ 25,447           $18,620

Interest cost                                                                             22,543            15,622

 Actual return on plan assets                                                            (22,232)           (7,237)

Net amortization on deferrals                                                              6,639           (12,027)
                                                                                         -------            ------

Net periodic pension cost                                                               $ 32,397          $ 14,978
                                                                                         =======           =======

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - INCOME TAXES

Income tax expense (benefit) is summarized as follows:

                                                    NINE MONTHS ENDED                             YEARS ENDED
                                                           MARCH 31,                                  JUNE 30,
                                                1997                   1996
                                            (UNAUDITED)            (UNAUDITED)               1996             1995
                                            ------------          -------------           ----------       -------
   Federal:

      Current (benefit)                     $      (1,935)        $      (1,012)          $   (1,838)      $   (3,350)
      Deferred                                   ^(86,299)                6,726               12,220            9,947
                                            -------------         -------------           ----------       ----------

                                            $    ^(88,234)        $       5,714           $   10,382       $    6,597
                                            =============         =============           ==========       ==========

   State:
      Current                               $       -             $        -              $     -          $    4,779
                                            ============          =============           ==========       ==========
   Totals:

      Current (benefit)                     $      (1,935)        $      (1,012)          $   (1,838)      $    1,429
      Deferred                                   ^(86,299)                6,726               12,220            9,947
                                            -------------         -------------           ----------       ----------

                                            $    ^(88,234)        $       5,714           $   10,382       $   11,376
                                            =============         =============           ==========       ==========

   Effective tax (benefit)

      rate                                      ^ 48.4%                15.7%                  23.1%            7.0%
                                            ==========            =========               ========         =======

The differences between actual income tax expense (benefit) and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                                      NINE MONTHS ENDED                             YEARS ENDED
                                                         MARCH 31,                                    JUNE 30,
                                            --------------------------------------        ----------------------------
                                                1997                  1996
                                            (UNAUDITED)           (UNAUDITED)                1996             1995
                                            -----------           -----------             ----------       -------
Computed income tax

   expense (benefit)                        $   ^(61,947)         $    12,390             $  15,311        $  54,940
Increase (decrease)
   resulting in:
      State income tax,
        net of federal
        benefit                                    -                     -                     -               3,183
      Tax-exempt income                           (6,296)             (11,711)              (15,614)         (36,495)
      Other, net                                ^(19,991)               5,035                10,685          (10,252)
                                            ------------          -----------             --------------------------
Actual income tax
   expense (benefit)                        $   ^(88,234)         $     5,714             $  10,382        $  11,376
                                            ============          ===========             ==========================



                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The components of net deferred tax assets and liabilities are as follows:

                                            MAR. 31, 1997                   JUNE 30,
                                             (UNAUDITED)             1996               1995
                                            ------------------------------------------------
Deferred tax assets:

   Loan origination fees, net               $       2,738         $   2,254          $   5,729
   Allowance for loan losses                       53,171            12,245             21,754
   ^ Federal net operating loss
      carryforward                                 24,850             -                  -
   State net operating loss
      carryforward                                 44,000            16,000              -
   Unrealized loss on

      securities available-
      for-sale                                     19,297            28,695              -
                                            -------------         ---------          ---------


                                                ^ 144,056            59,194             27,483
                                            -------------         ---------          ---------



Deferred tax liabilities:
   Premises and equipment                          (9,476)           (3,218)            (3,057)
   Accrued interest
      receivable                                  (14,887)          (31,182)           (26,152)
   Unrealized gain on
      securities available-
      for-sale                                      -                 -                 (2,583)
   Section 481(a) adjustment -
      loan fees                                     -                (2,114)            (5,486)
                                            -------------         ---------          ---------

                                                  (24,363)          (36,514)           (37,278)
                                            -------------         ---------          ---------


Valuation allowance                               (44,000)          (16,000)             -
                                            -------------         ---------          -----


Net deferred asset
   (liability)                              $      75,693         $   6,680          $  (9,795)
                                            =============         =========          =========


The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt expense used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at March 31, 1997 and June 30, 1996 and 1995, includes approximately $143,000, representing such bad debt deductions for which no deferred income taxes have been provided.

The use of the reserve method of accounting for thrift bad debt reserves has been repealed for the tax year beginning after June 30, 1996. The law provides that all thrifts must recapture into taxable income their post-1987 excess reserves over a six-year period. Since the Bank has no such excess reserves, no provision for income tax was needed to be recorded for the nine months ended March 31, 1997.

The Bank has available Pennsylvania net operating loss carryforwards of approximately $380,000. This carryforward can be utilized in fiscal years 1998 through 2000. The deferred tax benefit associated with this loss carryforward is approximately $44,000. This benefit has been fully reserved.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense amounts are summarized as follows:

                                                      NINE MONTHS ENDED                           YEARS ENDED
                                                          MARCH 31,                                 JUNE 30,
                                            --------------------------------------        ----------------------------
                                                1997                  1996
                                            (UNAUDITED)            (UNAUDITED)               1996             1995
                                            ------------          -------------           ---------        -----------

   Service charges and other fees:
      Bank service charges and fees         $      52,462         $       40,933           $  55,344        $  47,129
      Loan late charges                            10,694                 11,713              16,512           16,229
      Insurance commissions                           308                    392                 585              982
                                            -------------          -------------           ---------        ---------

                                            $      63,464         $       53,038           $  72,441        $  64,340
                                            =============         ==============           =========        =========


   Other noninterest expense:
      Service bureau expense                $      43,684         $       44,255          $  58,972         $ 43,808
      FHLB bank account expense                    32,463                 30,344             41,235           38,361
      Advertising and promotion                     8,976                 21,712             28,284           10,075
      Loan expenses                                12,270                 10,842             17,266           14,410
      Real estate owned expense                         -                  7,542              8,014           13,771
      Dues and subscriptions                        5,162                  5,877              8,331            4,885
      ATM expense                                  12,907                  2,910              7,478                -
      Professional and supervisory fees            23,058                 23,994             31,790           39,916
      Printing, stationery, and supplies           12,809                 15,235             19,096           15,063
      Telephone and postage                        12,587                 12,726             15,956           14,386
      Seminars and training                           987                  1,994              1,994            3,611
      Other insurance                              12,394                 12,617             17,839           13,926
      Miscellaneous                                12,713                 12,676             17,701            7,041
                                             ------------          -------------          ---------        ---------

                                            $    190,010          $     202,724           $ 273,956        $ 219,253
                                            ============          =============           =========        =========


NOTE L - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Bank are as follows:

The Bank has outstanding commitments to originate loans as follows:

                                                                                 JUNE 30,
                                            MAR. 31, 1997         -----------------------------------
                                             (UNAUDITED)             1996                    1995
                                            -------------         ---------               -----------


First mortgage loans (fixed rate)           $   154,000           $ 158,000               $ 230,000

Secured consumer (unused
  lines of credit) loans                    $   380,000           $ 323,000               $ 288,000


The range of interest rates on fixed rate first mortgage loan commitments was 8.00% to 8.50% at March 31, 1997.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See Note
L). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, upon extension of credit, varies and is based on management's credit evaluation of the counterparty.


NOTE N - DEPOSIT INSURANCE ASSESSMENT

The Bank incurred an expense for the nine months ended March 31, 1997 for the one-time special assessment levied by the omnibus appropriation bill to recapitalize the SAIF insurance fund. The special assessment for deposit insurance premiums was approximately $161,000, with an after tax impact of approximately $108,000. Effective January 1, 1997, the Bank began paying reduced premium assessments in accordance with the new SAIF assessment rates.


NOTE O - ACCOUNTING CHANGE - INVESTMENT SECURITIES

In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Association adopted the provisions of the new standard for investments held as of or acquired after July 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle.

There was no cumulative effect as of July 1, 1994 of adopting Statement No. 115. The opening balance of retained earnings was increased by $13,446 (net of $9,343 in income taxes) to reflect the net unrealized holding gain on securities classified as available-for-sale previously carried at amortized cost or lower of cost or fair value.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments are as follows:

                                       MARCH 31, 1997 (UNAUDITED)                          JUNE 30, 1996
                                       --------------------------------           ---------------------------------
                                         CARRYING               FAIR                CARRYING               FAIR
                                          AMOUNT               VALUE                 AMOUNT               VALUE

Financial assets:
   Cash and cash
   equivalents                         $   1,592,777       $   1,592,777          $  1,206,031        $  1,206,031
   Investment and mortgage-
      backed securities                   15,746,618          15,585,851            14,343,092          14,233,071
   Loans                                  14,125,458          14,172,062            13,628,724          14,333,010
   FHLB stock                                153,300             153,300               133,200             133,200
   Accrued interest
      receivable                             301,088             301,088               235,434             235,434

Financial liabilities:
   Deposits                               27,859,505          27,897,723            28,156,791          28,192,010
   FHLB advances                           3,000,000           3,000,000                  -                   -
   Advances from borrowers for
     taxes and insurance                     121,650             121,650               278,488             278,488


Off-balance select financial liabilities:
   Commitments to originate loans            534,000             534,000               481,000             481,000


NOTE Q - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary regulator, The Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measure of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized". To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




^ The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital:



                                                              Tangible           Core             Risk-Based
                                                              Capital           Capital             Capital
                                                              -------           -------             -------



At June 30, 1995:

  Total equity                                                   $2,101           $2,101            $2,101

  Unrealized gain on securities                                      (3)              (3)               (3)

  Additional capital:

    General valuation allowance                                       -                -                89
                                                                -------          -------            ------



  Regulatory capital                                             $2,098           $2,098            $2,187
                                                                  =====            =====             =====



At June 30, 1996:

  Total equity                                                   $2,091           $2,091            $2,091

  Unrealized gain on securities                                      41               41                41

  Additional capital:

    General valuation allowance                                       -                -                76
                                                                -------          -------            ------



  Regulatory capital                                             $2,132           $2,132            $2,208
                                                                  =====            =====             =====



At March 31, 1997:

  Total equity                                                   $2,001           $2,001            $2,001

  Unrealized gain on securities                                      37               37                37

  Additional capital:

    General valuation allowance                                       -                -               172
                                                                -------          -------            ------



  Regulatory capital                                             $2,038           $2,038            $2,210
                                                                  =====            =====             =====



                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                FOR CAPITAL                       TO BE WELL
                                                    ACTUAL                  ADEQUACY PURPOSES:                    CAPITALIZED

As of March 31, 1997 (unaudited)          AMOUNT            RATIO           AMOUNT       RATIO               AMOUNT        RATIO
                                     -----------------  ------------ ---------------- -----------   ------------------  ----------
Total Risk-Based Capital

  (to Risk-Weighted Assets)            ^ $2,209,995       ^ 16.09%      $1,098,880      ^ 8.00%           $1,373,600        10.00%


Tier I Capital

  (to Risk-Weighted Assets)             ^ 2,038,295       ^ 14.84          549,440        4.00              824,160         6.00


Tier I Capital

  (to Adjusted Total Assets)            ^ 2,038,295        ^ 6.15      ^ 1,325,543        4.00          ^ 1,656,928         5.00


Tangible Capital

  (to Adjusted Total Assets)            ^ 2,038,295        ^ 6.15        ^ 497,079        1.50            ^ 497,079         1.50


As of June 30, 1996

Total Risk-Based Capital
  (to Risk-Weighted Assets)               2,207,953         17.29        1,021,360        8.00            1,276,700        10.00

Tier I Capital
  (to Risk-Weighted Assets)               2,132,259         16.70          510,680        4.00              766,020         6.00

Tier I Capital
  (to Adjusted Total Assets)              2,132,259          6.97        1,223,179        4.00            1,528,974         5.00

Tangible Capital
  (to Adjusted Total Assets)              2,132,259          6.97          458,692        1.50              458,692         1.50

As of June 30, 1995

Total Risk-Based Capital
  (to Risk-Weighted Assets)               2,186,618         19.97          875,920        8.00            1,094,900         8.00

Tier I Capital
  (to Risk-Weighted Assets)               2,097,608         19.16          437,960        4.00              656,940         4.00

Tier I Capital
  (to Adjusted Total Assets)              2,097,608          7.42        1,131,286        4.00            1,414,107         4.00

Tangible Capital
  (to Adjusted Total Assets)              2,097,608          7.42          424,232        1.50              424,232         1.50





Under the framework, the Association's capital levels do not allow the Bank to accept brokered deposits without prior approval from regulators.

                 WORKINGMENS SAVINGS BANK, F.S.B. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE R - PLAN OF CONVERSION (UNAUDITED)

On May 19, 1997, the Bank's Board of Directors formally approved a plan ("Plan") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank subject to approval by the Bank's members as of a still-to-be determined future voting record date. The Plan, which includes formation of a holding company, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission. As of March 31, 1997, the Bank had incurred conversion costs of approximately $7,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

The Plan calls for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. It is anticipated that any shares not purchased in the subscription offering will be offered to the general public in a solicited offering.

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

At the time of conversion, the Bank will establish a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained earnings as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Workingmens Savings Bank, FSB, WSB Holding Company or Trident Securities, Inc. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Workingmens Savings Bank, FSB, WSB Holding Company or Trident Securities, Inc. nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Workingmens Savings Bank, FSB or WSB Holding Company since any of the dates as of which information is furnished herein or since the date hereof.


                               WSB Holding Company




                              Up to 287,500 Shares
                              (Anticipated Maximum)
                                  Common Stock





                                   PROSPECTUS






                            TRIDENT SECURITIES, INC.




                           Dated __________ ____ 1997




                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

   Until the later of __________ ____, 1997, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Item 26. Recent Sales of Unregistered Securities.

                  Not Applicable

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1.1     Form of Sales Agency Agreement with Trident Securities, Inc.*
                   2       Plan of Conversion of Workingmens Savings Bank, FSB*
                   3(i)    Articles of Incorporation of WSB Holding Company*
                   3(ii)   Bylaws of WSB Holding Company*
                   4       Specimen Stock Certificate of WSB Holding Company*
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered*
                   5.2     Opinion of Ferguson & Company as to the value of subscription rights*
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
                   8.2     State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
                  10       Form of Employment Agreement with Robert Neudorfer*
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1
                           8.1 and 8.2)*
                  23.2     Consent of Hinds, Lind, Miller & Co.
                  23.3     Consent of Ferguson & Company*
                  24       Power of Attorney (reference is made to the signature page)*
                  27       Financial Data Schedule**
                  99.1     Stock Order Form*
                  99.2     Appraisal Report of Ferguson & Company
                  99.3     Marketing Materials*


                  *   Previously filed
                  **  Electronic filing only

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on July 9, 1997.

                             WSB HOLDING COMPANY


                             By: /s/Robert Neudorfer
                                 -----------------------------------------------
                                 Robert Neudorfer
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of July 9, 1997.



/s/Robert Neudorfer                                 /s/Robert W. Moreschi
-----------------------------------------------     ------------------------------------------
Robert Neudorfer                                    Robert W. Moreschi
President, Chief Executive Officer and Director     Treasurer and Chief Financial Officer
Principal Executive and Financial Officer)          (Principal Accounting Officer)
